Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Dated 30 August 2021

(1) UBER Technologies, Inc.

and

(2) Uber NL Holdings 1 B.V.

and

(3) Uber NL Holdings 2 B.V.

and

(4) YANDEX N.V.

FRAMEWORK AGREEMENT

Morgan, Lewis & Bockius UK LLP
Condor House
5-10 St Paul’s Churchyard
London EC4M 8AL
Tel: 020 3201 5000

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

TABLE OF CONTENTS

PAGE

1. INTERPRETATION2

2. SALE AND TRANSFER OF SDG SHARES12

3. SALE AND TRANSFER OF MLU SALE SHARES13

4. CONSIDERATION14

5. INITIAL CLOSING14

6. DEMERGER16

7. DEMERGER SHARES CLOSING MECHANICS20

8. DEMERGER LONG STOP DATE22

9. CALL OPTION24

10. CALL OPTION MECHANICS25

11. WARRANTIES AND COVENANTS OF UBER26

12. WARRANTIES AND COVENANTS OF YANDEX29

13. GENERAL ACKNOWLEDGEMENT31

14. TERMINATION31

15. COVENANTS32

16. WITHHOLDINGS AND DEDUCTIONS32

17. TAX INFORMATION RIGHTS33

18. ANNOUNCEMENTS AND CONFIDENTIALITY33

19. MISCELLANEOUS35

20. GOVERNING LAW AND DISPUTE RESOLUTION40

21. PROCESS AGENT42

Schedule 1 DEMERGER STEP PLAN44

Schedule 2 CALL OPTION NOTICE45

Schedule 3 NEW CLAUSE 23.4 OF DEED OF SHA AMENDMENT46

Schedule 4 PRO FORMA BALANCE SHEETS47

Schedule 5 POST DEMERGER WORKING CAPITAL CONFIRMATION49

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

FRAMEWORK AGREEMENT

This FRAMEWORK AGREEMENT (this “Agreement”) is made and entered into as of 30 August 2021:

BETWEEN:

(1)	UBER Technologies, Inc. whose registered office is at 1515 3rd St., San Francisco, California 94158 (“Uber”);
(2)

Uber NL Holdings 1 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) formed under the laws of the Netherlands, having its corporate seat at Amsterdam, its registered office at Mr. Treublaan 7, 1097 DP Amsterdam, the Netherlands, and registered with the trade register of the Chamber of Commerce under number 73338893) (“NL1”);

(3)

Uber NL Holdings 2 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) formed under the laws of the Netherlands, having its corporate seat at Amsterdam, its registered office at Mr. Treublaan 7, 1097 DP Amsterdam, the Netherlands, and registered with the trade register of the Chamber of Commerce under number 73666475 (“NL2”, together with NL1 the “Sellers”); and

(4)

Yandex N.V., a public limited liability company (naamloze vennootschap) formed under the laws of the Netherlands, having its corporate seat at Amsterdam, its registered office at Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands and registered with the trade register of the Chamber of Commerce under number 27265167 (“Yandex”),

(each a “Party” and together the “Parties”).

RECITALS:

(Capitalised terms used in these Recitals that are not set out above are defined in Clause 1.1 below).

(A)

WHEREAS, MLU B.V. (“MLU”), Yandex, Stichting MLU Equity Incentive and Uber International C.V. (“Uber International”) entered into a shareholders agreement in respect of MLU dated 7 February 2018 (as amended and restated on 9 September 2020) (the “MLU SHA”);

(B)

WHEREAS, Yandex, Stichting SDG Equity Incentive and Uber International entered into a shareholders agreement in respect of Yandex Self Driving Group B.V. (“SDG”), dated 9 September 2020 (the “SDG SHA”);

(C)

WHEREAS, NL1 holds the legal title to seven million eight hundred eighty-five thousand eight hundred ninety-four (7,885,894) class B ordinary shares of MLU, numbered B12,880,252 up to and including B20,766,145, and six million two hundred fifty-one thousand nine hundred eighty-two (6,251,982) class A ordinary shares of SDG, numbered A4,272,699 up to and including A10,524,680, and holds (i) 0.49% of the economic title to one (1) class B ordinary share of MLU, numbered B12,880,252, and (ii) 0.33% of the economic title to one (1) class A ordinary share of SDG, numbered A4,272,699, for the benefit and account of NL2, and intends to deal with those shares pursuant to the terms of this Agreement (the “NL1 MLU Shares” and the “NL1 SDG Shares” respectively);

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(D)

WHEREAS, NL2 holds the legal title to seventy-nine thousand six hundred fifty-five (79,655) class B ordinary shares of MLU, numbered B12,800,597 up to and including B12,880,251 and sixty-three thousand one hundred fifty-one (63,151) class A ordinary shares of SDG, numbered A4,209,548 up to and including A4,272,698, and holds (i) 0.49% of the economic title to one (1) class B ordinary share of MLU, numbered B12,880,252, and (ii) 0.33% of the economic title to one (1) class A ordinary share of SDG, numbered A4,272,699,and intends to deal with those shares pursuant to the terms of this Agreement (the “NL2 MLU Shares” and the “NL2 SDG Shares” respectively);

(E)	WHEREAS, the Parties have agreed that NL1 and NL2 will sell all of their respective shares in SDG to Yandex;
(F)

WHEREAS, the Parties have agreed that NL1 will sell nine hundred ninety-one thousand one hundred fifty-seven (991,157) NL1 MLU Shares and NL2 will sell seventy-nine thousand six hundred fifty-five (79,655) NL2 MLU Shares to Yandex; (constituting, in the case of NL2, all of the MLU Shares owned by NL2 as of the Initial Closing);

(G)	WHEREAS, the Parties have agreed that MLU will pursue and give effect to the Demerger and that NL1 will sell all of its shares in Demerger Newco to Yandex;
(H)	WHEREAS, the Parties have agreed that NL1 will grant Yandex an option to acquire all of their remaining shares in MLU;
(I)

WHEREAS, in addition to this Agreement, the Parties have further agreed to enter into the other Transaction Agreements as an integral part of and in order to further the transactions contemplated hereby; and

(J)

WHEREAS, in consideration of the mutual promises, agreements, warranties and provisions contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties have agreed the following.

1.	INTERPRETATION
1.1	In this Agreement the following words and expressions have the following meanings:
“Additional Shares”	has the meaning given in Clause 8.3(c);
“Affiliate”	means, in relation to any person, any other person directly or indirectly Controlled by, Controlling, or under common Control with, that person;
“Amended Deed of Covenant”	means the amended and restated deed of covenant between Yandex, Uber and MLU (amongst others) in relation to MLU and the Demerged Businesses in the agreed form;
“Amended MLU SHA”	means the amended MLU SHA among Yandex, NL1, Stichting MLU Equity Incentive and MLU following the execution and delivery of (i) the Deed of SHA Novation and (ii) the Deed of SHA Amendment;

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Amended Trademark License”	means the third amended and restated trademark license agreement between Uber B.V. and MLU in the agreed form;
“Applicable Law”

means all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any competent Governmental Authority and all codes of practice having force of law, statutory guidance and policy notes, in each case to the extent applicable to the Parties or any of them or any of their respective subsidiary undertakings, or as the context requires;

“Business Day”	means a day (not being a Saturday or Sunday) on which banks are open for general banking business in Moscow (Russian Federation), Amsterdam (Netherlands) and New York (United States);
“Call Option”	has the meaning given in Clause 9.1;
“Call Option Closing”	has the meaning given in Clause 10.1;
“Call Option Exercise Date”	means the date on which the Call Option Notice is delivered to Uber;
“Call Option Notice”	has the meaning given in Clause 9.2;
“Call Option Price”	shall be calculated in accordance with Clause 9.4;
“Call Option SWIFT Confirmation”	has the meaning given in Clause 10.4;
“Call Option Termination Date”	means the second anniversary of the Initial Closing;
“Confidential Information”

means the existence and contents of this Agreement; the arrangements contemplated by this Agreement; the identity of the Parties; any information of a confidential nature which may become known to a Party from any of the other Parties as a result of negotiating, entering into or performing its obligations pursuant to this Agreement; any information of whatever nature concerning the Demerged Businesses, MLU, SDG, or their respective subsidiaries; and any information of a confidential nature which is expressly indicated by a Party to be confidential in relation to a Party or any of its Affiliates or subsidiary undertakings or parent undertakings;

“Consideration”	has the meaning given in Clause 4.1;

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Contract”

means any legally binding agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy, commitment or undertaking;

“Control”

of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the voting of more than [***]% of the votes entitled to be cast at a meeting of the members or shareholders of such person or power to control the composition of a majority of board of directors of such person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing;

“Deed of SHA Amendment”	means the deed of amendment in relation to the MLU SHA to be delivered at the Initial Closing;
“Deed of SHA Novation”	means the deed of novation by which Uber International C.V. will novate its rights and obligations under the MLU SHA to NL1 to be delivered to the Notary at the Initial Closing;
“Deed of Termination”	means the deed of termination in relation to the SDG SHA in the agreed form;
“Demerged Businesses”	means the Lavka Business, the Eats Business and the Logistics Business;
“Demerged Entities”	means the Demerger Newco and the other entities to be incorporated to hold the Demerged Businesses from the Effective Time;
“Demerger”	the demerger of the Lavka Business, the Eats Business and the Logistics Business as described in the Demerger Step Plan;
“Demerger Cash Consideration”	has the meaning given in Clause 4.1(b);
“Demerger Cash Consideration SWIFT Confirmation”	has the meaning given in Clause 7.4;
“Demerger Closing”	means the completion of the final legal step of the Demerger, which is to occur by execution of the demerger Notarial Deed;

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Demerger Newco”

a newly incorporated Dutch entity established for the purpose described in Clause 6.1 to be held at the Effective Time by NL1, Yandex and Stichting MLU Equity Incentive pro rata to their shareholdings in MLU at the moment of the execution of the Notarial Demerger Deed;

“Demerger Shares”	means the shares in Demerger Newco to be issued to NL1 in connection with the Demerger;
“Demerger Shares Closing”	has the meaning given in Clause 7.1;
“Demerger Step Plan”	means the step plan to effect the Demerger as set out in Schedule 1;
“Dispute”	has the meaning given in Clause 20.2;
“Eats Business”

means the business of facilitating food ordering and delivery (including without limitation meal kits, restaurant prepared food and other prepared meals) as conducted by MLU as at the Effective Time including all ancillary and related employees, assets and liabilities;

“Effective Time”	means the date on which the Demerger has become fully effective under both Dutch law and Russian law;
“Encumbrances”

means any option, charge (fixed or floating), mortgage, lien, pledge, equity, right to acquire, right of pre-emption, right of first refusal, title retention or any other security interest of any kind or any agreement to create any of the foregoing, or any other third party interest, equity, or right except for encumbrances that occur under this Agreement or relevant articles of association;

“GAAP”	means U.S. generally accepted accounting principles;
“Governmental Authority”

means any government or state and any ministry, department or political subdivision thereof, and any person exercising executive, judicial, regulatory or administrative functions of, or pertaining to, government (including any independent regulator) or any other governmental entity, instrumentality, agency, authority, corporation, committee or commission under the direct or indirect control of a government, and for the avoidance of doubt includes any court or competent authority or tribunal;

“Indebtedness”
1.2
means, without duplication, with respect to MLU and its Subsidiaries, the outstanding amount of (a) indebtedness for borrowed money (principal and interest), (b) amounts owing as deferred purchase price, contingent payments or earnout

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

payments for the purchase of any property, intellectual property rights, assets or business, (c) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security (principal and interest), (d) obligations secured by any Encumbrances, (e) commitments or obligations to assure any person or entity against loss (including contingent reimbursement obligations under letters of credit), (f) any amounts owed to related parties that are unpaid, other than amounts due pursuant to any Intercompany Agreements, (g) guarantees with respect to any indebtedness or obligation of a type described in clauses (a) through (f) above of MLU or any of its Subsidiaries, or any other person or entity, and (h) any non-current liabilities reflected in the Post Demerger Balance Sheet (excluding deferred taxes and accrued tax liabilities), provided that “Indebtedness” shall exclude any items that are included as Current Liabilities in the final calculation of  Post Demerger Working Capital);

“Initial Closing”	has the meaning given in Clause 5.1;
“Initial Closing Cash Consideration”	has the meaning given in Clause 4.1(a);
“Initial Closing Date”	means the date on which the Initial Closing shall occur;
“Initial Closing SWIFT Confirmation”	has the meaning given in Clause 5.4;
“Inter-Company Agreements”

means the intercompany agreements to be entered into or amended between MLU or its Subsidiaries, on the one hand, and Yandex and/or the Demerged Entities, or their respective Subsidiaries, on the other, in accordance with Clause 6.1, including without limitation the intercompany agreements described in Schedule B of the Demerger Step Plan and such intercompany agreements governing (among other things), overhead and G&A services, rents, engineering and R&D, shared services, uses of assets and users, leveraging third party contracts (including without limitation marketing agreements, payment and credit card processing), uses of IT systems, servers, and infrastructure, marketing services and compensation for participation in Plus program and corporate taxi services;

“Lavka Business”	means the business of facilitating hyper-fast grocery delivery as conducted by MLU in Russia and Israel at the Effective Time including all ancillary and related employees, assets and liabilities;

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Logistics Business”	means the business of facilitating logistics and deliveries as conducted by MLU as at the Effective Time including all ancillary and related employees, assets and liabilities;
“Losses”
1.3
means with respect to any person and in relation to any matter, all direct and (to the extent reasonably foreseeable at the date of this Agreement) indirect losses and damages resulting from such matter, including all reasonable and properly incurred out-of-pocket costs, fees or expenses of third party professional advisors, experts or consultants suffered or incurred by such person in successfully bringing any claim relating to such matter, or in disputing, defending, settling, investigating or providing evidence in connection with successfully establishing its right to bring such a claim  (and including all Taxes), provided that “Losses” shall not include any losses or damages based on diminution in the value of the shares of capital stock of Yandex or Uber  (except to the extent contemplated by Clause 12.4(b) or Clause 12.5);

“Misallocated Assets Remedy”	has the meaning given in Clause 6.10;
“MLU”	has the meaning given in Recital (A);
“MLU Business”	means: (i) prior to the Effective Time, the Demerged Businesses and the Remaining Businesses; and (ii) after the Effective Time, the Remaining Businesses only;
“MLU Option Shares”	means all shares owned by NL1 in MLU as at Call Option Closing;
“MLU Sale Shares”

means nine hundred ninety-one thousand one hundred fifty-seven (991,157) NL1 MLU Shares and seventy-nine thousand six hundred fifty-five (79,655) NL2 MLU Shares, which together comprise 4.5% of the outstanding issued share capital of MLU as at Initial Closing;

“MLU SHA”	means the shareholders’ agreement relating to MLU made among Uber International C.V., Yandex, Stichting MLU Equity Incentive and MLU dated 7 February 2018, as amended and restated on 9 September 2020;
“MLU Shares”	means the NL1 MLU Shares and the NL2 MLU Shares;
“NASDAQ”	means The Nasdaq Global Select Market (or its successor);
“Net Cash”	means total unrestricted cash, cash equivalents and current term deposits of MLU and its Subsidiaries less

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Indebtedness, determined in each case as of immediately after the Effective Time;
“NL1 MLU Shares”	has the meaning given in Recital (C);
“NL1 SDG Shares”	has the meaning given in Recital (C);
“NL2 MLU Shares”	has the meaning given in Recital (D);
“NL2 SDG Shares”	has the meaning given in Recital (D);
“Notarial Demerger Deed”	means the notarial deed effecting the demerger of MLU in the agreed form;
“Notarial Transfer Deed”	means a notarial deed of sale and transfer of the MLU Sale Shares, the SDG Sale Shares, the Demerger Shares or the MLU Option Shares, as the case may be, to be executed before the Notary;
“Notary”	means a civil law notary of Van Doorne N.V.;
“Post Demerger Working Capital”	has the meaning given in Schedule 5;
“Prepayments”	means the prepayments referred to in Clauses 4.2(e) and 4.2(f);
“Reimbursement Agreement”	means the agreement in respect of reimbursement by MLU of equity awards granted by Yandex to MLU employees (excluding employees of the Demerged Entities) in the agreed form;
“Related Agreement”	means each Transaction Agreement other than this Agreement;
“Relevant Days”	means the [***] Trading Days immediately preceding (but excluding) the date of Call Option Closing;
“Remaining Businesses”	means the business of facilitating (i) ridesharing and (ii) car sharing, together in each case with all ancillary and related activity thereto as conducted by MLU as at the Effective Time;
“Rules”	has the meaning given in Clause 20.2;
“SDG”	means Yandex Self Driving Group B.V.;
“SDG Business”	means the business of facilitating vehicular self-driving technology (including “rovers”) and all ancillary and related

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

activity thereto as conducted by SDG as at the Initial Closing;
“SDG Sale Shares”

means six million two hundred fifty-one thousand nine hundred eighty-two (6,251,982) NL1 SDG Shares and sixty-three thousand one hundred fifty-one (63,151) NL2 SDG Shares, being all of the shares owned by NL1 and NL2 in SDG as at Initial Closing;

“SEC”	means the U.S. Securities and Exchange Commission;
“Securities Act”	means the U.S. Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder;
“Specified U.S. Tax Reporting Information”

means any information required in order to permit Uber or its Affiliates, or their respective Tax advisors, to (i) determine the status of MLU or SDG (or their Subsidiaries) as a “controlled foreign corporation” within the meaning of Section 957 of the Code, (ii) determine the status of MLU or SDG (or their Subsidiaries) as a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) determine whether Uber (or any of its Affiliates) is required to include any amount of income on account of MLU or SDG (or their Subsidiaries) pursuant to Section 951, Section 951A, or Section 1293 of the Code, or (iv) to make or maintain a “qualified electing fund” election in accordance with Section 1295 of the Code, in each case whether such information relates to a period prior to or following the Initial Closing;

“Subsidiary”

means, with respect to any party, any corporation or other organization or person, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or Affiliates;

“Target Cash”	has the meaning given in Clause 6.1(d);
“Tax” or “Taxes”	means any federal, national, state, local or foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added,

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

transfer, franchise, capital, profits, lease, service, fringe benefits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, environmental, windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax of any kind whatsoever, including any governmental fee or other like assessment or charge in the nature of a tax, and unclaimed property (which for the purposes of this Agreement shall be treated as Tax), together with all interest, penalties, additions to tax and additional amounts with respect thereto;

“Tax Authority”	means any Governmental Authority responsible for the imposition, administration, assessment, and/or collection of any Tax;
“Tax Relevant Entity”	has the meaning given in Clause 12.7;
“Trading Days”	means Business Days that are trading days on NASDAQ;
“Transaction Agreements”

means this Agreement, the Deed of Amendment, the Deed of Termination, the Reimbursement Agreement, the Amended Deed of Covenant, the Deed of SHA Amendment, the Amended MLU SHA, the Amended Trademark License and the Inter-Company Agreements;

“Transferred IP”	has the meaning given in Clause 6.1(e)(ii);
“Uber Bank Account”	means: [***];
“Uber SDG Released Claims”	has the meaning given in Clause 11.3;
“Uber MLU Released Claims”	has the meaning given in Clause 11.4;
“U.S.”	means the United States of America;
“VWAP”

means the volume-weighted average price calculated by reference to the relevant Bloomberg screen or if not applicable or available, any price published with respect to the relevant securities by NASDAQ;

“Yandex Bank Account”	means: [***];
“Yandex Class A Shares”	means Class A ordinary shares of Yandex, nominal value €0.01 per share;

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Yandex Competitively Sensitive Information”

means any information that the chief executive officer or the chief legal officer of Yandex determines (in each case in good faith in his, her or its reasonable judgment) the disclosure of which to a competitor of Yandex may impair a competitive advantage or opportunity for such advantage, or result in or increase a competitive disadvantage, or otherwise prejudice the commercial interests, of Yandex, or any information otherwise considered to be competitively sensitive because it could influence the competitive behaviour of the recipient;

“Yandex MLU Released Claims”	has the meaning given in Clause 12.3; and
“Yandex SDG Released Claims”	has the meaning given in Clause 12.2.
1.2	In this Agreement:
(a)	any reference to this Agreement includes the Schedules to it, each of which forms part of this Agreement for all purposes;
(b)	references to this Agreement shall be construed as references also to any separate or independent stipulation or agreement contained in it;
(c)	the contents page and headings in this Agreement are for convenience only and shall not affect its interpretation;
(d)	references to any document (including this Agreement) or a provision of any document includes such document or provision thereof as amended or supplemented in accordance with its terms, and whether or not such other document or provisions thereof is or becomes ineffective for any reason;
(e)	references to any document in the “agreed form” shall be to documents agreed between Uber and Yandex;
(f)	a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced, provided that, as between the Parties, no such amendment, consolidation, modification, re-enactment or replacement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;
(g)	words in the singular shall include the plural and vice versa, and references to one gender include other genders;
(h)	a reference to a person shall include a reference to any individual, firm, company or other body corporate, an individual’s executors or administrators, Governmental Authority,

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

unincorporated association, trust or partnership (whether or not having separate legal personality);
(i)	a reference to a Clause, paragraph, Schedule (other than to a schedule to a statutory provision) or Recital shall be a reference to a clause, paragraph, schedule or recital (as the case may be) of or to this Agreement;
(j)	if a period is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day, unless otherwise specified;
(k)	references to any English, Dutch or Russian legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England, the Netherlands or Russia (as relevant) be deemed to include what most nearly approximates the English, Dutch or Russian legal term in that jurisdiction and references to any English, Dutch or Russian statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;
(l)	words and expressions defined in the Companies Act 2006 shall bear the same meaning as in that Act, unless expressly provided otherwise;
(m)	references to writing shall include any modes of reproducing words in any legible form (but shall not include email unless expressly stated otherwise);
(n)	a reference to “USD”, “US$” “$” or “US Dollars” is to the lawful currency of the United States of America;
(o)	a reference to a payment to Uber or to the Uber Bank Account shall be at the direction of, and for the benefit of, the applicable Seller and in Uber’s capacity as agent of the applicable Seller;
(p)	except where the context otherwise requires, a reference to time or the time of any day is to Amsterdam time on the relevant date and events stated or deemed to occur upon, or actions required to be performed by, any given date shall be deemed to occur at, or must be performed before, 5:00 p.m.; and
(q)	references to fractional holdings of shares shall be rounded up to the nearest whole share.
2.	SALE AND TRANSFER OF SDG SHARES
2.1	Subject to the terms and conditions of this Agreement, at the Initial Closing the Sellers shall sell and transfer the SDG Sale Shares as follows:
(a)	NL1 shall sell and transfer to Yandex all economic and legal title to the NL1 SDG Shares; and
(b)	NL2 shall sell and transfer to Yandex all economic and legal title to the NL2 SDG Shares.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

2.2	Title to and beneficial ownership of the SDG Sale Shares shall pass to Yandex at the Initial Closing through the execution of the relevant Notarial Transfer Deed, whereby Yandex will accept delivery of the same.
2.3	The SDG Sale Shares shall be transferred with the rights, preferences, privileges and restrictions set forth in the articles of association of SDG and free and clear of all Encumbrances.
2.4	Uber shall procure compliance by NL1 and NL2 with this Clause 2.
2.5	Yandex shall not be obliged to complete the acquisition of any of the SDG Sale Shares unless the transfers of all SDG Sale Shares and MLU Sale Shares are practically completed simultaneously.
2.6	Each relevant Party shall procure that each person having any rights of pre-emption or right of first refusal (or any other rights, which may otherwise operate to restrict transfer) will take the rights into account which such person may have in relation to the SDG Sale Shares under the articles of association of SDG or the SDG SHA, as the case may be.
3.	SALE AND TRANSFER OF MLU SALE SHARES
3.1	Subject to the terms and conditions of this Agreement, at the Initial Closing the Sellers shall sell and transfer the MLU Sale Shares as follows:
(a)	NL1 shall sell and transfer to Yandex all economic and legal title to the NL1 MLU Sale Shares; and
(b)	NL2 shall sell and transfer to Yandex all economic and legal title to the NL2 MLU Sale Shares.
3.2	Title to and beneficial ownership of the MLU Sale Shares shall pass to Yandex at the Initial Closing through the execution of the relevant Notarial Transfer Deed, whereby Yandex will accept delivery of the same.
3.3	The MLU Sale Shares shall be transferred with the rights, preferences, privileges and restrictions set forth in the articles of association of MLU and free and clear of all Encumbrances.
3.4	Uber shall procure compliance by NL1 and NL2 with this Clause 3.
3.5	Yandex shall not be obliged to complete the acquisition of any of the MLU Sale Shares unless the transfers of all MLU Sale Shares and SDG Sale Shares are practically completed simultaneously.
3.6	Each relevant Party shall procure that each person having any rights of pre-emption or right of first refusal (or any other rights, which may otherwise operate to restrict transfer) will take the rights into account which such person may have in relation to the MLU Sale Shares under the articles of association of MLU or MLU SHA, as the case may be.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

4.	CONSIDERATION
4.1	The “Consideration” for (i) the sale of the SDG Sale Shares, (ii) the sale of the MLU Sale Shares, and (iii) the sale of the Demerger Shares shall be one billion US Dollars ($1,000,000,000) in the aggregate, payment of which will be satisfied as follows:
(a)	the payment by Yandex to Uber or its designee by wire transfer of immediately available funds on the Initial Closing Date of eight hundred million US Dollars ($800,000,000) the (“Initial Closing Cash Consideration”); and
(b)	the payment by Yandex to Uber or its designee of two hundred million US Dollars ($200,000,000) (the “Demerger Cash Consideration”) in accordance with Clause 7.3.
4.2	The Parties acknowledge that the Consideration shall be allocated as follows:
(a)	[***] to the MLU Sale Shares being transferred by NL1;
(b)	[***] to the MLU Sale Shares being transferred by NL2;
(c)	[***] to the SDG Sale Shares being transferred by NL1;
(d)	[***] to the SDG Sale Shares being transferred by NL2;
(e)	[***] by way of prepayment for the Demerger Shares being transferred by NL1; and
(f)	[***] by way of final payment for the Demerger Shares being transferred by NL1.
4.3	Notwithstanding the foregoing, each of Yandex and Uber (on behalf of the Sellers) acknowledges that, for financial reporting purposes, Uber and Yandex will be required to determine the allocation of Consideration under this Agreement taking into account all relevant facts and circumstances in good faith and in accordance with GAAP. Uber and Yandex shall each have sole discretion to make adjustments to the allocation stated in Clause 4.2 in order to comply with GAAP for purposes of its respective financial statements and Tax compliance; provided, however, that Uber and Yandex will cooperate in good faith to align on such adjustments (but, for the avoidance of doubt, shall not be required to agree).
4.4	Notwithstanding anything to the contrary in this Agreement, Uber and Yandex, and their respective Affiliates, shall be entitled to report a different allocation of the Consideration for purposes of Tax reporting in any applicable jurisdiction, or as otherwise required for purposes of any reporting made pursuant to GAAP, in each case as required by applicable Law (as determined by an internationally recognized firm of certified public accountants engaged by Uber or Yandex, respectively); provided, however, that Uber and Yandex will cooperate in good faith to align on such different allocation (but, for the avoidance of doubt, shall not be required to agree).
5.	INITIAL CLOSING
5.1	The closing of the sale of the MLU Shares and the SDG Shares (the “Initial Closing”) shall be held at the office of the Notary at Jachthavenweg 121; 1081 KM Amsterdam at 12:00 p.m. on the

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Initial Closing Date (which shall occur no later than five (5) Business Days after the date of this Agreement), or such other place, date or time as the Parties shall agree.
5.2	At the Initial Closing (unless already having occurred prior to Initial Closing), the Parties shall deliver to the Notary or shall procure to be delivered to the Notary:
(a)	a duly signed and dated version of this Agreement;
(b)	(in the case of Yandex) the original shareholders registers of each of MLU and SDG;
(c)	a power of attorney in favor of the Notary and the employees of Van Doorne N.V. to execute the relevant Notarial Transfer Deed and perform any acts required in relation thereto, duly executed in accordance with the signing instructions by each of the Sellers, Uber, Yandex, SDG and MLU;
(d)	a resolution executed by its board of directors, or a duly authorized committee thereof, approving entry by each Party into this Agreement and the transfers of the MLU Sale Shares and the SDG Sale Shares;
(e)	(in the case of the Sellers) copies of any resolutions and approvals required to effectuate the transfer of the MLU Sale Shares and the SDG Sale Shares;
(f)	resignation letters of [***] and [***] relating to their resignation as supervisory director of SDG, effective as per the moment of the execution of the relevant Notarial Transfer Deed;
(g)	(in the case of Yandex) copies of any resolutions and approvals required to effectuate the payment of the Initial Closing Cash Consideration;
(h)	a resolution executed by the general meeting of SDG accepting the resignation of [***] and [***];
(i)	an analysis of the material tax consequences of the Demerger in the Netherlands and Russia, prepared by appropriate outside Tax counsel and/or a member of the “Big Four” (or, in respect of Russia, by the Yandex Head of Tax; provided that Yandex shall deliver an analysis by a member of the “Big Four” within thirty (30) days following the Initial Closing), with respect to each such jurisdiction, in form and substance reasonably acceptable to Uber;
(j)	a duly completed and executed Internal Revenue Service Form 8832 for each Tax Relevant Entity (as defined below) specified by Uber at least two (2) days prior to the Initial Closing; and
(k)	duly signed (and, where necessary, witnessed) versions of each of:
(i)	the Deed of Termination;
(ii)	the Deed of SHA Novation;
(iii)	the Deed of SHA Amendment;

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(iv)	the Amended Deed of Covenant;
(v)	the Amended Trademark License; and
(vi)	the Reimbursement Agreement,

which shall be delivered, released and dated by the parties thereto at Initial Closing, the Deed of SHA Novation being delivered and released immediately before the Deed of SHA Amendment.

5.3	Conditional upon compliance by the Parties with their obligations under Clause 5.2, to be confirmed by the Notary to Yandex and the Sellers by email, Yandex shall transfer or cause to be transferred the Initial Closing Cash Consideration to the Uber Bank Account by wire transfer of immediately available funds.
5.4	Yandex shall procure that the Notary and Sellers shall receive a copy of the SWIFT message, evidencing that an amount equal to the Initial Closing Cash Consideration has been debited from the Yandex Bank Account (the “Initial Closing SWIFT Confirmation”).
5.5	Immediately upon receipt of the Initial Closing SWIFT Confirmation, the Notary shall (and the Parties shall procure that the Notary shall and pursuant to this Agreement and the powers of attorney from each of Sellers and Yandex, the Notary is hereby irrevocably and fully authorized to) execute the relevant Notarial Transfer Deed.
5.6	With effect from the Initial Closing, all of the Sellers’ rights in and to the MLU Sale Shares and the SDG Sale Shares shall terminate, and title, ownership and all of the rights, preferences, privileges and obligations associated with all such shares shall vest in Yandex.
5.7	At or prior to the Initial Closing, each Party shall take such actions and execute such additional documents, certificates and instruments and take such other steps as shall be reasonably necessary to give effect to the transactions contemplated to take place at the Initial Closing and shall take such actions following the Initial Closing as may be reasonably necessary or appropriate in furtherance of the agreements and covenants contained herein.
6.DEMERGER Pursuant to the Demerger, the Lavka Business, the Eats Business and the Logistics Business will be demerged from MLU as contemplated in the Demerger Step Plan so that:
(a)	there is continuity in and no disruption to either the Demerged Businesses or the Remaining Businesses as a result of the Demerger and no transfer or assignment of any asset, right or employee unless reasonably necessary;
(b)	as at the Effective Time, Demerger Newco is owned by the shareholders in MLU pro rata to their respective shareholdings in MLU as of the moment of the execution of the Notarial Deed of Demerger;
(c)	as at and from the Effective Time, each of the Demerged Businesses shall be wholly owned directly or indirectly by Demerger Newco;

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(d)	immediately following the Effective Time and in accordance with clauses 6.4 and 6.5, MLU (together with its Subsidiaries) will have (i) no less than [***] of unrestricted cash, cash equivalents and term deposits (such amount, the “Target Cash”); (ii) no Indebtedness save to the extent that MLU (together with its Subsidiaries) have at least an equal amount of unrestricted cash and cash equivalents in excess of Target Cash as of such time; and (iii) working capital not less than the Target Working Capital;
(e)	immediately following the Effective Time:
(i)	MLU (together with its Subsidiaries) will retain all Contracts that relate to, and all assets, rights and interests used in connection with, the Remaining Businesses;
(ii)	With the exception of certain intellectual property rights to be transferred to the Demerged Entities as set forth in Schedule A of the Demerger Step Plan (the “Transferred IP”), none of which is used in the Remaining Business, MLU will retain ownership of all intellectual property rights developed by it prior to the Effective Time; and
(iii)	The Demerged Entities will have (1) all Contracts that relate exclusively to, and all assets, rights and interests used exclusively in connection with, the Demerged Businesses; and (2) the right to access and enjoy, under the Inter-Company Agreements, all of the other assets, rights and interests necessary to operate and conduct the Demerged Businesses;
(f)	Inter-Company Agreements will be entered into as necessary to ensure that there is continuity in and no disruption to either the Demerged Businesses or the Remaining Businesses as a result of the Demerger and, unless otherwise mutually agreed by the parties, will be implemented and maintained pursuant to the following principles: (i) all rights, services and products (including without limitation shared services, shared personnel, and use of assets, users, drivers and Contracts and system access) shall be remunerated on an arms-length basis (i.e., cost-plus, percentage of revenue, or other transfer pricing policy) supported, as and to the extent reasonably necessary, by benchmark studies undertaken by a “Big Four” accounting firm, (ii) when selecting from within benchmark ranges, consideration shall be given to whether the resulting remuneration is commensurate with actual costs incurred by the entity providing such rights, services or products, and consideration may be given to past practices between MLU and Yandex, (iii) all rights, services and products of the Remaining Businesses shall be prioritized for, and be for the primary benefit of, the Remaining Businesses and all rights, services and products of the Demerged Businesses shall be prioritized for, and be for the primary benefit of, the Demerged Businesses, (iv) calculation of intercompany charges will take into account allocation of direct costs and apportionment of indirect costs (or costs that benefit multiple lines of business) using a reasonably accurate methodology (e.g., pro-ration based on headcount or revenue), (v) costs associated with all rights, services and products exclusively used by the Demerged Businesses should be [***] borne by the Demerged Businesses, (vi) costs associated with all rights, services and products exclusively used by the Remaining Businesses should be [***] borne by the Remaining Businesses and (vii) such transfer pricing policies and calculation methodologies shall be updated as necessary to comply with the arms-length standard and/or to account for changes in facts;

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(g)	to the extent any Inter-Company Agreement between Yandex or any of its Subsidiaries (other than MLU and/or any of its Subsidiaries), on the one hand, and MLU or any of its Subsidiaries, on the other hand, includes fees, costs or other amounts calculated or allocated on the basis of operational, financial or other similar metrics of MLU and/or its Subsidiaries, amendments to such Inter-Company Agreements (including to any minimum royalties, fees or similar payments therein) shall be made to proportionally adjust such metrics to give effect to the Demerger and exclude the Demerged Businesses from MLU and/or such Subsidiaries, and shall become effective immediately following the Effective Time;
(h)	the rate(s) or amount(s) payable by MLU or any of its Subsidiaries in respect of any rights, services or products provided by Yandex or any of its Subsidiaries (other than MLU and/or any of its Subsidiaries) as of the date of this Agreement shall not be modified or amended unless and until market conditions or the scope of rights, services or products change in which case such rate(s) or amount(s) may be increased as reasonably necessary, subject to the other terms of this Clause 6, to appropriately reflect such change;
(i)	immediately following the Effective Time, the properties, rights, interests and other tangible and intangible assets which are owned, leased or licensed by MLU and/or its Subsidiaries, or that MLU and/or its Subsidiaries otherwise have the right to use, will constitute all of the properties, rights, interests and other tangible and intangible assets that are used by MLU and/or its Subsidiaries for the conduct or operation of the Remaining Businesses as of immediately prior to the Effective Time;
(j)	immediately following the Effective Time, none of the assets or properties owned, leased or licensed by Demerger Newco and its Subsidiaries (including the intellectual property rights set forth on Schedule A of the Demerger Step Plan) will be material to or necessary for MLU and its Subsidiaries to conduct, operate and continue to conduct the Remaining Businesses;
(k)	subject to paragraph 6.1(l), all employees of MLU or any of its Subsidiaries as of immediately prior to the Effective Time shall be allocated to the Remaining Businesses, other than certain employees described on Schedule C of the Demerger Step Plan whose roles primarily relate to the Demerged Businesses, who will transfer to (or be retained by) the Demerged Entities pursuant to Applicable Laws with effect from or shortly after the Effective Time;
(l)	in addition to the employees who will transfer to (or be retained by) the Demerged Entities pursuant to paragraph 6.1(k), certain additional technical and development staff primarily engaged in the Demerged Businesses described on Schedule C of the Demerger Step Plan may be transferred from the Remaining Businesses to the Demerged Businesses after the Effective Time. The time and costs of such employees (together with those development engineers that support core infrastructure and technologies used by the Remaining Businesses and the Demerged Businesses) will be allocated fairly under the terms of appropriate Inter-Company Agreement(s); and
(m)	in the event that MLU or any of its Subsidiaries are required to renew, or enter into new, third-party Contracts as a result of the Demerger, the terms of such third-party Contracts

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

shall be not less favorable to MLU or its applicable Subsidiary than terms of the Contracts that are in place with such third parties immediately prior to the Effective Time.

The principles in this Clause 6.1 shall operate together and not separately. The actions in the Demerger Step Plan shall in any case be subject to the principles set forth in this Clause 6.1. The parties acknowledge that the list of assets in Schedule A to the Demerger Step Plan is preliminary and shall not prejudice the principles in this Clause 6.1.

6.2	Within [***] days after the Demerger Closing, Yandex shall prepare, cause MLU’s auditors to review and then deliver to Uber the following:
(a)	a pro forma consolidated balance sheet for MLU immediately prior to the Effective Time; in the form set out in Column 2 of Schedule 4;
(b)	a pro forma consolidated balance sheet for MLU immediately after the Effective Time in the form set out in Column 3 of Schedule 4 (the “Post Demerger Balance Sheet”),

each such pro forma balance sheet to be prepared in accordance with Schedule 5.

6.3	The Post Demerger Working Capital shall be agreed or determined by the Parties, in accordance with Schedule 5 (Post Demerger Working Capital Confirmation).
6.4	If the Post Demerger Working Capital is less than the Target Working Capital, Yandex shall make a payment in an amount equal to such shortfall to MLU as a capital contribution (being a non-returnable payment) and not in exchange for any equity, debt or other instrument of value. If the Post Demerger Working Capital is greater than the Target Working Capital, the Parties agree that MLU shall contribute or transfer an amount equal to such excess to the Demerged Entities. Either such payment shall be made in immediately available funds within five (5) Business Days of the Post Demerger Working Capital being agreed or determined in accordance with Schedule 5, Paragraph 2.1(b) or (e) respectively.
6.5	If Net Cash is less than [***], Yandex shall make a payment in an amount equal to such shortfall to MLU as a capital contribution (being a non-returnable payment) and not in exchange for any equity, debt or other instrument of value. If Net Cash is greater than [***], the Parties agree that MLU shall contribute an amount equal to such excess to the Demerged Entities. Either such payment shall be made in immediately available funds within five (5) Business Days of the Post Demerger Balance Sheet being agreed or determined in accordance with Schedule 5, Paragraph 2.1(b) or (e) respectively. Payments due to Yandex under Clause 6.4 and this Clause 6.5 may be set-off against payments due by Yandex such that only the resulting net amount is payable.
6.6	For the avoidance of doubt, in no event shall any amount be double-counted for purposes of the calculations of Post Demerger Working Capital or Target Working Capital and such calculations shall therefore exclude any amount which is included in Net Cash or Indebtedness.
6.7	Yandex shall exercise all of its rights and powers as a shareholder in MLU to procure that MLU (including the Demerged Businesses) will operate in the ordinary course until the Effective Time.
6.8	Yandex shall procure that the Demerger is implemented, and the Inter-Company Agreements are entered into, in compliance with the Demerger Step Plan and this Agreement in all material respects

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(including without limitation Clause 6.1) as soon as reasonably practicable following the Initial Closing. Yandex shall provide Uber and its representatives with a reasonable opportunity to review and comment on (a) all documents related to the implementation of the Demerger, including without limitation each step in the Demerger Step Plan, and (b) each Inter-Company Agreement, and in each case Yandex shall consider any such comments in good faith prior to finalizing, executing and implementing each such step or document. Yandex shall keep Uber and its representatives reasonably informed, including reasonably promptly following Uber’s request, as to the status of the implementation of the Demerger Step Plan and the execution of the Inter-Company Agreements. Promptly following the implementation of each step in the Demerger Step Plan and the execution of each Inter-Company Agreement, Yandex shall provide final, executed copies of such documents to Uber, together with any other related documents that Uber may reasonably request.
6.9	The Notarial Demerger Deed shall be executed by the Notary on the first (1st) Business Day following that upon which it is first permitted to occur pursuant to Dutch law and the Notary has received the relevant documents to his/her satisfaction to proceed with the execution of the Notarial Demerger Deed. On the date of the signing of the Notarial Demerger Deed, Yandex shall deliver to Uber a certificate, validly executed by a duly appointed officer of Yandex, to the effect that the Demerger has been implemented, and the Inter-Company Agreements have been entered into, in compliance in all material respects with this Agreement (including without limitation Clause 6.1).
6.10	The Parties agree to enter into such further agreements or documents as shall be reasonably necessary to give effect to the Demerger as set out in the Demerger Step Plan, if and to the extent that such agreements or documents have not have been entered into prior to the date of this Agreement and are envisaged by the Demerger Step Plan as occurring. If, prior to the Demerger Closing, Uber discovers any breach of Clause 6.1, after Uber first having given Yandex notice of such breach, Yandex shall remedy such breach to the satisfaction of Uber (acting reasonably) as soon as reasonably practicable (but in any event within fifteen (15) Business Days) following the delivery of such notice. Uber hereby acknowledges and agrees that any actions taken, or not taken, by Yandex in strict conformity with any express request by Uber pursuant to a consultation under Clause 6.8 shall not constitute a breach of Clause 6.1. If any properties, rights, interests or other tangible or intangible assets are transferred in connection with the Demerger to any of the Demerged Entities such that Clause 6.1(e), Clause 6.1(i) or Clause 6.1(j) shall not be true, Yandex shall cause the applicable Demerged Entity to transfer such properties, rights, interests or other tangible or intangible assets to MLU and its Subsidiaries for no consideration and at Yandex’s sole cost and expense as soon as reasonably practicable (but in any event within fifteen (15) Business Days) following discovery by Uber of the misallocation of such properties, rights, interests or other tangible or intangible assets (the “Misallocated Assets Remedy”). Uber shall have the right to specifically enforce Yandex’s compliance with the immediately preceding sentence.
7.	DEMERGER SHARES CLOSING MECHANICS
7.1	The closing of the sale and transfer of the Demerger Shares (the “Demerger Shares Closing”) shall be held at the office of the Notary at Jachthavenweg 121; 1081 KM Amsterdam at 12:00 p.m. on the first (1st) Business Day following the execution of the Notarial Demerger Deed, or such other place, date or time as the Parties shall agree.
7.2	At the Demerger Shares Closing (unless already having occurred), the Parties shall deliver to the Notary or shall procure to be delivered to the Notary:

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(a)	a duly signed and dated version of this Agreement;
(b)	(in the case of Yandex) the original shareholders register of Demerger Newco;
(c)	a power of attorney in favor of the Notary and the employees of Van Doorne N.V. to execute a relevant Notarial Transfer Deed and perform any acts required in relation thereto, duly executed in accordance with the signing instructions by each of NL1, Yandex and Demerger Newco;
(d)	a duly completed and executed election for each Tax Relevant Entity (as defined below) specified at least twenty (20) days prior to the Demerger Shares Closing by Uber pursuant to Clause 12.7; and
(e)	(in the case of Demerger Newco) resolutions approving the transfer of the Demerger Shares to Yandex.
7.3	Conditional upon compliance by the Parties with their obligations under Clause 7.2, to be confirmed by the Notary to Yandex and NL1 by email, Yandex shall transfer or cause to be transferred the Demerger Cash Consideration to the Uber Bank Account by wire transfer of immediately available funds.
7.4	Yandex shall procure that the Notary and NL1 shall receive a copy of the SWIFT message, evidencing that an amount equal to the Demerger Cash Consideration has been debited from the Yandex Bank Account (the “Demerger Cash Consideration SWIFT Confirmation”).
7.5	Immediately upon receipt of the Demerger Cash Consideration SWIFT Confirmation, the Notary shall (and the Parties shall procure that the Notary shall and pursuant to this Agreement and the powers of attorney from each of NL1 and Yandex, the Notary is hereby irrevocably and fully authorized to) execute the relevant Notarial Transfer Deed in relation to the transfer of the Demerger Shares as contemplated in this Clause 7.
7.6	With effect from Demerger Shares Closing all of the NL1’s rights in and to the Demerger Shares shall terminate, and title, ownership and all of the rights, preferences, privileges and obligations associated with them shall vest in Yandex.
7.7	At or prior to Demerger Shares Closing, each Party shall take such actions and execute such additional documents, certificates and instruments and take such other steps as shall be reasonably necessary to give effect to the transactions contemplated to take place at Demerger Shares Closing and shall take such actions following Demerger Shares Closing as may be reasonably necessary or appropriate in furtherance of the agreements and covenants contained herein.
7.8	Title to and beneficial ownership of the Demerger Shares shall pass to Yandex at Demerger Shares Closing through the execution of the relevant Notarial Transfer Deed, whereby Yandex will accept delivery of the same.
7.9	The Demerger Shares shall be transferred with the rights, preferences, privileges and restrictions set forth in the articles of association of Demerger Newco and free and clear of all Encumbrances.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

7.10	Each relevant Party waives (or agrees to procure the waiver of) any rights or restrictions conferred on him or on any other person which may exist in relation to the Demerger Shares under the articles of association of Demerger Newco.
7.11	Uber shall procure compliance by NL1 with this Clause 7.
8.	DEMERGER LONG STOP DATE
8.1	Yandex shall exercise all of its rights and powers as a shareholder in MLU, and shall use all reasonable commercial endeavours, to procure that the Demerger Closing occurs by no later than December 31, 2021 (the “Longstop Date”). Uber shall exercise all of its rights and powers as a shareholder in MLU, and shall use all reasonable commercial endeavours to assist Yandex upon its reasonable request, in giving effect to the Demerger Step Plan in accordance with this Agreement.
8.2	Where the Demerger Closing does not occur by the Longstop Date due to a material breach of this Agreement by Uber, provided that Yandex has first given Uber notice of such material breach prior to the Longstop Date and that fifteen (15) Business Days following the delivery of such notice of material breach to Uber (or the Longstop Date if sooner) such material breach has not been remedied to the reasonable satisfaction of Yandex (provided that no cure period shall be required for a breach which by its nature cannot be cured), the following shall apply:
(a)	Uber shall pay the amount of [***] to the Yandex Bank Account by wire transfer of immediately available funds, such funds to be received by Yandex within five (5) Business Days following the Longstop Date;
(b)	Yandex shall transfer legal and beneficial ownership in the MLU Sale Shares to Uber through the execution of the relevant Notarial Transfer Deed, whereby Uber will accept delivery of the same, such transfer to be completed simultaneously (so far as practical) with the transfer of funds pursuant to Clause 8.2(a);
(c)	Uber shall pay [***] to the Yandex Bank Account by wire transfer of immediately available funds, such funds to be received by within five (5) Business Days following the Longstop Date, and Yandex shall have the right to initiate legal proceedings against Uber for damages in excess of such amount; and
(d)	The Call Option Price shall be fixed at [***] until the Call Option Termination Date notwithstanding Clauses 9.4(b) or 9.4(c).

For the avoidance of doubt, Uber’s rights under the Amended MLU SHA shall remain in effect, notwithstanding this Clause 8.2.

8.3	Where the Demerger Closing does not occur by the Longstop Date due to a material breach of this Agreement (including without limitation Clause 6.1) by Yandex, provided that Uber has first given Yandex notice of such material breach prior to the Longstop Date and that fifteen (15) Business Days following the delivery of such notice of material breach to Yandex (or the Longstop Date if sooner) such material breach has not been remedied to the reasonable satisfaction of Uber (provided that no cure period shall be required for a breach which by its nature cannot be cured), the following shall apply:

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(a)	The Call Option Termination Date shall be revised to mean the [***] anniversary of the Initial Closing;
(b)	Yandex shall pay the amount of [***] to the Uber Bank Account by wire transfer of immediately available funds, such funds to be received by Uber within five (5) Business Days following the Longstop Date;
(c)	NL1 shall transfer legal and beneficial ownership in [***] MLU Shares to Yandex (such number being equal in aggregate to [***]% of the outstanding and issued shares in MLU calculated at the date hereof) (the “Additional Shares”), such transfer to be effected through the execution of the relevant Notarial Transfer Deed, whereby Yandex will accept delivery of the same and the transfer pursuant to this Clause 8.3(c) to be completed simultaneously (so far as practical) with the transfer of funds pursuant to Clause 8.3(b);
(d)	Yandex shall pay [***] to the Uber Bank Account by wire transfer of immediately available funds, such funds to be received by within five (5) Business Days following the Longstop Date, and Uber shall have the right to initiate legal proceedings against Yandex for damages in excess of such amount; and
(e)	Clause 23.4 of the Amended MLU SHA shall be deleted and replaced in its entirety with a new Clause 23.4 as set forth in Schedule 3 hereto.
8.4	If the Demerger Closing does not occur by the Longstop Date due to any reason other than those set forth in Clause 8.2 or Clause 8.3, the Longstop Date shall automatically be extended to [***]. If the Demerger Closing does not occur by the Longstop Date, as so extended, due to any reason other than those set forth in Clause 8.2 or Clause 8.3, the following shall apply:
(a)	Yandex shall pay the amount of [***] to the Uber Bank Account by wire transfer of immediately available funds, such funds to be received by Uber within five (5) Business Days following the Longstop Date; and
(b)	NL1 shall transfer legal and beneficial ownership in the Additional Shares, such transfer to be effected through the execution of the relevant Notarial Transfer Deed, whereby Yandex will accept delivery of the same and the transfer pursuant to this Clause 8.4(b) to be completed simultaneously (so far as practical) with the transfer of funds pursuant to Clause 8.4(a).

For the avoidance of doubt, Uber’s rights under the Amended MLU SHA shall remain in effect, notwithstanding this Clause 8.4.

8.5	Where Clause 8.4 applies and the Demerger Closing nonetheless occurs within [***] months following the Longstop Date, as so extended, unless the Call Option has already been exercised pursuant to Clause 9, the following shall apply on an inter-conditional basis within five (5) Business Days of the occurrence of the Demerger Closing:
(a)	Yandex shall transfer legal and beneficial ownership in the Additional Shares to Uber, such transfer to be effected through the execution of the relevant Notarial Transfer Deed, whereby Uber will accept delivery of the same; and

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(b)	Uber shall in exchange transfer legal and beneficial ownership in all of the Demerger Shares to Yandex, such transfer to be effected through the execution of the relevant Notarial Transfer Deed, whereby Yandex will accept delivery of the same, such transfer to be completed simultaneously (so far as practical) with the transfer pursuant to Clause 8.5(a).
8.6	Following the Demerger Closing, and until the Call Option Closing, Uber shall have the right, exercisable [***] per calendar year, to review and inspect all documents and all underlying books and records reasonably related to, and be granted reasonable access to the appropriate personnel at Yandex, MLU and/or the Demerged Entities to answer questions with respect to, the implementation of the Demerger held by Yandex, MLU, the Demerged Entities and their respective Affiliates and representatives. If, following the Demerger Closing, Uber discovers any breach of Clause 6.1, provided that Uber first provides Yandex with notice of such breach and at least fifteen (15) Business Days following the delivery of such notice to remedy such breach to the satisfaction of Uber (acting reasonably) (provided that no cure period shall be required for a breach which by its nature cannot be cured), Uber shall have the right to initiate legal proceedings against Yandex for damages and/or in the case of a breach of Clause 6.1(e), Clause 6.1(i) or Clause 6.1(j), seek specific performance, including the Misallocated Assets Remedy.
9.	CALL OPTION
9.1	Pursuant to the terms and conditions set forth herein, NL1 hereby grants to Yandex an option (the “Call Option”), pursuant to which NL1 shall sell and transfer to Yandex all of the MLU Option Shares held by it on the date of exercise of the Call Option.
9.2	The Call Option may be exercised by Yandex in its sole discretion at any time prior to the Call Option Termination Date by delivery by Yandex to Uber of a written notice, in the form set out in Schedule 2 (the “Call Option Notice”).
9.3	No later than [***] Business Days following the date on which Uber receives a Call Option Notice, Uber shall transmit by email to Yandex confirmation of receipt of the Call Option Notice.
9.4	The Call Option Price shall be calculated as follows:
(a)	where the Call Option is exercised prior to 1 July 2022, the Call Option Price shall be one billion eight hundred eleven million in US Dollars ($1,811,000,000); provided that if the Call Option is exercised prior to the earlier of (i) the Demerger Closing and (ii) the Longstop Date, then the Call Option Price shall be [***].
(b)	where the Call Option is exercised on or after [***] and prior to [***], the Call Option Price shall be [***] (plus interest as set forth in Clause 9.5).
(c)	where the Call Option is exercised on or after [***] and prior to the Call Option Termination Date, the Call Option Price shall be one billion nine hundred thirty million in US Dollars ($1,930,000,000) (plus interest as set forth in Clause 9.5).
9.5	Where Clause 9.4(b) applies, interest shall accrue on the Call Option Price at the rate of [***]% per annum with effect from [***] to the date on which Call Option Closing occurs. Where Clause 9.4(c) applies, interest shall accrue on the Call Option Price at the rate of [***]% per annum with

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

effect from [***] to the date on which Call Option Closing occurs. Interest shall accrue, in each case, daily on the basis of a three-hundred and sixty-five (365) day year and shall compound quarterly.
9.6	Upon exercise of the Call Option, NL1 shall sell, assign, transfer, convey and deliver to Yandex and Yandex shall purchase and accept from the Seller, free and clear of all claims, liens, charges, encumbrances and equities whatsoever the MLU Option Shares held by such Seller on the date of exercise of the Call Option.
10.	CALL OPTION MECHANICS
10.1	Closing pursuant to the Call Option Notice (“Call Option Closing”) shall be held at the office of the Notary at Jachthavenweg 121; 1081 KM Amsterdam at 12:00 p.m. on the tenth (10th) Business Day following the Call Option Exercise Date, or such other place, date or time as the Parties shall agree.
10.2	At Call Option Closing (unless already having occurred), the Parties shall deliver to the Notary or shall procure to be delivered to the Notary:
(a)	a duly signed and dated version of this Agreement and the Call Option Notice;
(b)	(in the case of Yandex) the original shareholders registers of MLU;
(c)	a power of attorney in favor of the Notary and the employees of Van Doorne N.V. to execute a relevant Notarial Transfer Deed and perform any acts required in relation thereto, duly executed in accordance with the signing instructions by NL1, Uber, Yandex and MLU; and
(d)	(in the case of MLU) resolutions approving the transfer of the MLU Option Shares to Yandex.
10.3	Conditional upon compliance by the Parties with their obligations under Clause 10.2, to be confirmed by the Notary to Yandex and NL1 by email, Yandex shall transfer or cause to be transferred the Call Option Price to the Uber Bank Account by wire transfer of immediately available funds.
10.4	Yandex shall procure that the Notary and NL1 shall receive: a copy of the SWIFT message, evidencing that an amount equal to the Call Option Price has been debited from the Yandex Bank Account (the “Call Option SWIFT Confirmation”).
10.5	Immediately upon receipt of the Call Option SWIFT Confirmation, the Notary shall (and the Parties shall procure that the Notary shall and pursuant to this Agreement and the powers of attorney from NL1 and Yandex, the Notary is hereby irrevocably and fully authorized to) execute the relevant Notarial Transfer Deed in relation to the transfer of the MLU Option Shares as contemplated in this Clause 10.
10.6	With effect from Call Option Closing all of NL1’s rights in and to the MLU Option Shares shall terminate, and title, ownership and all of the rights, preferences, privileges and obligations associated with them shall vest in Yandex.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

10.7	At or prior to Call Option Closing, each Party shall take such actions and execute such additional documents, certificates and instruments and take such other steps as shall be reasonably necessary to give effect to the transactions contemplated to take place at Call Option Closing and shall take such actions following Call Option Closing as may be reasonably necessary or appropriate in furtherance of the agreements and covenants contained herein.
10.8	Title to and beneficial ownership of the MLU Option Shares shall pass to Yandex at Call Option Closing through the execution of the relevant Notarial Transfer Deed, whereby Yandex will accept delivery of the same.
10.9	The MLU Option Shares shall be transferred with the rights, preferences, privileges and restrictions set forth in the articles of association of MLU and the Amended MLU SHA (as the case may be) and free and clear of all Encumbrances.
10.10	Yandex shall not be obliged to complete the acquisition of any of the MLU Option Shares unless the transfer of all such shares is completed simultaneously.
10.11	Each relevant Party waives (or agrees to procure the waiver of) any rights or restrictions conferred on him or on any other person which may exist in relation to the MLU Option Shares under the articles of association of MLU or the Amended MLU SHA, as the case may be.
10.12	Uber shall procure compliance by the Sellers with this Clause 10.
11.	WARRANTIES AND COVENANTS OF UBER
11.1	Uber warrants to Yandex that (i) all of the warranties contained in this Clause 11.1 are true and correct as of the date hereof and will be true and correct as at the Initial Closing, (ii) in relation to the Demerger Shares and its obligations in relation to the Demerger, the warranties at 11.1(a), (b), (e) and (g) will be true and correct as at the Demerger Closing and (iii) the warranties at 11.1(b), (f), and (g) will be true and correct as at the Call Option Closing.
(a)	Uber and the Sellers have all requisite legal and, to the extent applicable, power, and authority to enter into and perform their respective obligations under this Agreement, and to consummate the transactions contemplated by this Agreement to transfer the MLU Sale Shares, the SDG Sale Shares and, subject to Effective Time having occurred, the Demerger Shares to Yandex as contemplated hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and authorized by all necessary action, including, if applicable, corporate action, by or on behalf of Uber or the Sellers, as the case may be.
(b)	This Agreement has been duly executed and delivered by Uber and each of the Sellers and constitutes a valid and binding obligation of each of them, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as set forth herein.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(c)	The Sellers are, and immediately prior to the Initial Closing will be, the sole beneficial and legal owners of the MLU Sale Shares and the SDG Sale Shares, taking into account the split of the economic title to the class B ordinary share of MLU, numbered B12,880,252, and the class A ordinary share of SDG, numbered A4,272,699, as set out above in recitals (C) and (D) above, and have, and as of immediately prior to the Initial Closing will have, good and valid title to such shares free and clear of all restrictions, claims, liens, charges, encumbrances and equities whatsoever.
(d)	The Sellers have or will have, as of the Initial Closing, full right, power and authority to sell, transfer and deliver legal and beneficial ownership of the MLU Sale Shares, taking into account the split of the economic title to the class B ordinary share of MLU, numbered B12,880,252, and the class A ordinary share of SDG, numbered A4,272,699, as set out above in recitals (C) and (D) above, and the SDG Sale Shares to Yandex and, upon delivery of the relevant duly executed Notarial Transfer Deed, will, transfer to Yandex good and valid title thereto free and clear of any restriction, claim, lien, charge, encumbrance or equity whatsoever.
(e)	Subject to the Effective Time having occurred, the Sellers will have, as of the Demerger Closing, full right, power and authority to sell, transfer and deliver legal and beneficial ownership of the Demerger Shares to Yandex and, upon delivery of the relevant duly executed Notarial Transfer Deed, will, transfer to Yandex good and valid title thereto free and clear of any restriction, claim, lien, charge, encumbrance or equity whatsoever.
(f)	The Sellers have or will have, as of the Call Option Closing, full right, power and authority to sell, transfer and deliver legal and beneficial ownership of the MLU Option Shares to Yandex and, upon delivery of the relevant duly executed Notarial Transfer Deed, will, transfer to Yandex good and valid title thereto free and clear of any restriction, claim, lien, charge, encumbrance or equity whatsoever.
(g)	The execution, delivery and performance of this Agreement and the other transactions contemplated by this Agreement do not and will not conflict with or result in a violation of the certificate of incorporation, bylaws, partnership agreement or other applicable charter document of Uber or the Sellers or conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (i) any instrument, indenture, lease, mortgage or other agreement or contract to which any of them is a party or to which any of them or their respective assets or properties may be subject; or (ii) any federal, state, local or foreign judgment, writ, decree, order, ordinance, statute, rule or regulation applicable to any of them or their respective assets or properties.
11.2	Uber acknowledges that SDG may during 2021 or subsequently decide to launch an investment round in which it will solicit interest, subject to prevailing market conditions, from prospective strategic tier 1 or original equipment manufacturer partners.
11.3	Uber and the Sellers hereby acknowledge and confirm that, as of the Initial Closing, neither they nor any of their Affiliates has any claim or right of action of any kind whatsoever, in any jurisdiction, against or in respect of SDG or any of its Affiliates, directors, officers or employees arising out of Uber’s or either of the Sellers’ or their respective Affiliates’ equity ownership in SDG prior to the Initial Closing (the “Uber SDG Released Claims”). If any Uber SDG Released Claim

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

exists or may exist, whether in law or in equity and whether or not presently known to any Party or to the law, Uber and the Sellers, effective as of and subject to the occurrence of the Initial Closing, hereby irrevocably waive such Uber SDG Released Claim and release and forever discharge SDG, its respective Affiliates, directors, officers and employees from all and any such liability in respect of such Uber SDG Released Claim, and shall procure that their respective Affiliates act consistently with, and as if bound by, this Clause 11.3.
11.4	Other than in respect of any claim (i) that Uber or either of the Sellers have asserted prior to Call Option Closing or (ii) arising out of a Transaction Agreement, Uber and the Sellers agree that neither they nor any of their Affiliates shall assert any claim or right of action of any kind whatsoever, in any jurisdiction, against or in respect of MLU or any of its Affiliates, directors, officers or employees arising out of Uber’s or either of the Sellers’ or their respective Affiliates’ equity ownership in MLU prior to Call Option Closing (the “Uber MLU Released Claims”). If any Uber MLU Released Claim exists or may exist, whether in law or in equity and whether or not known immediately before to Call Option Closing to any Party or to the law, Uber and the Sellers, effective as of and subject to the occurrence of Call Option Closing, irrevocably waive such Uber MLU Released Claim and release and forever discharge MLU, its respective Affiliates, directors, officers and employees from all and any such liability in respect of such Uber MLU Released Claim, and shall procure that their respective Affiliates act consistently with, and as if bound by, this Clause 11.4.
11.5	Notwithstanding the foregoing, and for the avoidance of doubt, “Uber SDG Released Claims” and “Uber MLU Released Claims” shall not include any claim or right of action of any kind by Uber, either Seller, or any of their respective Affiliates arising under this Agreement or the Amended Trademark License, in each case as the same may have been amended and/or restated from time to time.
11.6	Uber hereby undertakes to indemnify and to keep indemnified on demand Yandex and its Affiliates against and from, and covenants to hold harmless and to pay to Yandex and its Affiliates on demand, all Losses suffered or incurred at any time by Yandex or any of its Affiliates as a result of a material breach by any Uber Affiliate of such Affiliate’s obligations under sections 2.1, 2.5, or 2.9 of the Amended Trademark License, provided that (a) Yandex and its Affiliates shall use reasonable endeavours to mitigate any such Losses, (b) in no event shall the aggregate liability of Uber and its Affiliates under this Agreement exceed the amount of Consideration actually received by Uber and/or its Affiliates under this Agreement and (c) a valid termination of the license granted under section 2.1 in accordance with the terms of the Amended Trademark License shall not constitute a breach of that section.
11.7	Notwithstanding anything herein to the contrary, Yandex and/or its Affiliates shall only be entitled to recover Losses from Uber in respect of a claim for indemnification under Clause 11.6 if (and only if) (a) Yandex first notifies Uber in writing of its claim for indemnification hereunder no later than [***] days following the date on which Yandex or its Affiliate’s first discover or obtain actual knowledge of the facts giving rise to such claim for indemnification hereunder (which notification shall include, to the extent known at such time, reasonable detail of the basis upon which Yandex or its Affiliates consider Uber liable for such indemnification and the amount sought) and (b) following the delivery of such indemnification claim to Uber, Uber fails to remedy the matter underlying such claim for indemnification within [***] days of receiving such indemnification claim notice (such remediation to be to Yandex’s satisfaction (acting reasonably)). Only if such

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

matter remains unremedied as of the end of such [***]-day period shall Yandex or its Affiliates be entitled to recover any Losses from Uber under Clause 11.6 in respect of such claim.
12.	WARRANTIES AND COVENANTS OF YANDEX
12.1	Yandex hereby warrants to the other Parties to this Agreement that (i) the warranties contained in Clauses 12.1(a), (b), (c) and (d) are true and correct as at the date hereof and will be true and correct as of the Initial Closing, (ii) the warranties contained in Clauses 12.1(a), (b), (c) and (d) be true and correct as at the date on which the Call Option Notice is delivered in accordance with Clause 9.2 and as at the Call Option Closing.
(a)	Yandex has all requisite legal and, to the extent applicable, power, and authority to enter into and perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement as contemplated hereunder, and is aware of the split of the economic title to the class B ordinary share of MLU, numbered B12,880,252, and the class A ordinary share of SDG, numbered A4,272,699, as set out in recitals (C) and (D) above. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and authorized by all necessary action, including, if applicable, corporate action, by or on behalf of Yandex.
(b)	This Agreement has been duly executed and delivered by Yandex and constitutes a valid and binding obligation of Yandex, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other Governmental Authority, is required by or with respect to Yandex in connection with the execution and delivery of this Agreement by Yandex or the consummation of the transactions contemplated hereby.
(c)	The execution, delivery and performance of this Agreement and the other transactions contemplated by this Agreement do not and will not conflict with or result in a violation of the articles of association of Yandex or conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (i) any instrument, indenture, lease, mortgage or other agreement or contract to which Yandex is a party or to which Yandex or any of Yandex’s assets or properties may be subject; or (ii) any federal, state, local or foreign judgment, writ, decree, order, ordinance, statute, rule or regulation applicable to Yandex or its assets or properties.
(d)	The audited consolidated and combined financial statements of MLU, as previously delivered to the supervisory board (raad van commissarissen) of MLU, present fairly, in all material respects, the financial position of MLU as of 31 December 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with GAAP.
12.2	Yandex hereby acknowledges and confirms that, as of the Initial Closing, neither it nor any of its Affiliates (including MLU and SDG) has any claim or right of action of any kind whatsoever, in any jurisdiction, against Uber or either Seller or any of their respective Affiliates, directors, officers or employees arising out of Uber’s or either of the Sellers’ or their respective Affiliates’ equity

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

ownership in SDG prior to the Initial Closing (the “Yandex SDG Released Claims”). If any Yandex SDG Released Claim exists or may exist, whether in law or in equity and whether or not presently known to any Party or to the law, Yandex, effective as of and subject to the occurrence of the Initial Closing, hereby irrevocably waives such Yandex SDG Released Claim and releases and forever discharges Uber, each Seller and their respective Affiliates, directors, officers and employees from all and any such liability in respect of such Yandex SDG Released Claim, and shall procure that its Affiliates act consistently with, and as if bound by, this Clause 12.2.
12.3	Other than in respect of any claim (i) that Yandex has asserted prior to Call Option Closing or (ii) arising out of a Transaction Agreement, Yandex agrees that neither it nor any of its Affiliates shall assert any claim or right of action of any kind whatsoever, in any jurisdiction, against Uber or the Sellers or any of their Affiliates, directors, officers or employees arising out of Uber’s or either of the Sellers’ or their respective Affiliates’ equity ownership in MLU prior to Call Option Closing (the “Yandex MLU Released Claims”). If any Yandex MLU Released Claim exists or may exist, whether in law or in equity and whether or not known immediately before to Call Option Closing to any Party or to the law, Yandex, effective as of and subject to the occurrence of Call Option Closing, irrevocably waives such Yandex MLU Released Claim and release and forever discharge Uber and the Sellers and their respective Affiliates, directors, officers and employees from all and any such liability in respect of such Yandex MLU Released Claim, and shall procure that their respective Affiliates act consistently with, and as if bound by, this Clause 12.3.
12.4	Yandex hereby undertakes to indemnify and to keep indemnified on demand Uber and its Affiliates against and from, and covenants to hold harmless and to pay to Uber and its Affiliates on demand, all Losses suffered or incurred at any time by (a) Uber or any of its Affiliates as a direct result of a material breach by any Yandex Affiliate of such Affiliate’s obligations under sections 2.2, 2.3, 2.4, 2.6 and 2.7 of the Amended Trademark License or (b) MLU, its Subsidiaries, Uber or its Affiliates for Taxes (including any transfer, sales, use, stamp, documentary, registration, conveyance, or recording Tax) and any interest, penalty, or addition with respect thereto payable as a result of the consummation of the Demerger (but excluding any Taxes of Uber or its Affiliates (not to include MLU, SDG, or their respective Subsidiaries for this purpose) incurred as a result of the sale of the Demerged Entities that are: both (i) corporate income Taxes or capital gains Taxes, and (ii) imposed by the United States, the Netherlands, or Singapore (which, for the avoidance of doubt, are the jurisdictions of incorporation of Uber and its Affiliates that are owners of MLU, either directly or indirectly through one or more Subsidiaries in a direct chain between such Affiliate and MLU); provided that (x) Uber and its Affiliates shall use reasonable endeavours to mitigate any such Losses and (y) in no event shall the aggregate liability of Yandex and its Affiliates under this Agreement exceed the amount of Consideration actually received by Uber and/or its Affiliates under this Agreement. With respect to any Loss described in sub-clause (b) above that is incurred by MLU or its Subsidiaries, Yandex shall make the associated indemnification payments to MLU or its Subsidiaries.
12.5	Subject to the Demerger Closing having occurred, Yandex hereby undertakes to contribute to MLU the amount of actual Tax liabilities paid or incurred by MLU or its Subsidiaries in respect of the accrued Tax liabilities arising from certain Tax positions, as reflected in the Post Demerger Balance Sheet (other than such accrued Tax liabilities as are already accounted for in the Post Demerger Working Capital and other than to the extent indemnified pursuant to Clause 12.4 above or otherwise indemnified by a third party). Subject to the Demerger Closing having occurred, Yandex hereby undertakes to indemnify and to keep indemnified on demand MLU against and from, and covenants to hold harmless and to pay to MLU, the amount of any liabilities that result from or

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

otherwise arise out of the operation of the Demerged Businesses prior to the Demerger Closing (excluding any liabilities that are included in the final calculations of Indebtedness or Post Demerger Working Capital or otherwise indemnified by a third party); provided that such undertaking shall terminate three years following the Demerger Closing.
12.6	Notwithstanding anything herein to the contrary, Uber and/or its Affiliates shall only be entitled to recover Losses from Yandex in respect of a claim for indemnification under Clause 12.4 if (and only if) (a) Uber first notifies Yandex in writing of its claim for indemnification hereunder no later than [***] days following the date on which Uber or its Affiliate’s first discover or obtain actual knowledge of the facts giving rise to such claim for indemnification hereunder (which notification shall include, to the extent known at such time, reasonable detail of the basis upon which Uber or its Affiliates consider Yandex liable for such indemnification and the amount sought) and (b) following the delivery of such indemnification claim to Yandex, Yandex fails to remedy the matter underlying such claim for indemnification within [***] days of receiving such indemnification claim notice (such remediation to be to Uber’s satisfaction (acting reasonably)). Only if such matter remains unremedied as of the end of such [***]-day period shall Uber or its Affiliates be entitled to recover any Losses from Yandex under Clause 12.4 in respect of such claim.
12.7	For each of (a) MLU, (b) any subsidiary of MLU, and (c) any Demerged Entity (each, a “Tax Relevant Entity”), upon the written request of Uber, such entity will elect, or cause such election to be made, to treat such entity as a partnership or disregarded entity, as applicable, for U.S. federal income tax purposes, including by filing a “check the box” election on Form 8832.
13.	GENERAL ACKNOWLEDGEMENT

Each of Yandex and Uber acknowledges that it has read this Agreement and the other documents to be delivered in connection with the consummation of the transactions contemplated hereby and has made an independent examination of the transactions contemplated hereby (including any Tax consequences). Each of Yandex and Uber acknowledges that it has had an opportunity to consult with and has relied solely upon the advice of its legal counsel, financial advisors, or accountants with respect to the transactions contemplated by this Agreement to the extent it has deemed necessary, and has not been advised or directed by the other Party or their respective legal counsel or other advisors in respect of any such matters and has not relied on any such Parties in connection with this Agreement and the transactions contemplated hereby. Uber has been furnished with or has had access during, and prior to, the course of this transaction to all information necessary to enable Uber to evaluate the merits and risks of a prospective investment in Yandex and to form a view on the Consideration, and Uber has had an opportunity to discuss with representatives of Yandex the business and financial affairs of Yandex, MLU and SDG and to obtain such additional information as Uber has reasonably requested. Each of Yandex and Uber acknowledges that, save as otherwise provided by this Agreement, it (and not the other Party, MLU or SDG) shall be responsible for its own Tax liability that may arise as a result of or in connection with this Agreement and any of the transactions contemplated by this Agreement.

14.	TERMINATION
14.1	This Agreement shall automatically terminate with immediate effect and each Party’s rights and obligations shall cease to have force and effect if the Initial Closing does not occur on the Initial Closing Date because Uber or a Seller (on the one hand) or Yandex (on the other hand) fails to comply with an obligation at the Initial Closing, in which case either Uber or Yandex (whichever

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

is the non-breaching party) may either: (a) defer the Initial Closing until such time as such obligation is satisfied by the breaching party or waived by such non-breaching party; or (b) if such breach is material and has not been remedied within ten (10) Business Days of the other party receiving notice of such breach, give notice to the other party that it wishes to terminate this Agreement.
14.2	Termination of this Agreement shall not affect any rights or obligations which have accrued or become due prior to the date of termination. Termination of this Agreement shall not affect the continuing validity and rights and obligations of the Parties under Clauses 18 to 21 (inclusive).
14.3	Subject to this Clause 14, no Party shall have a right to delay, defer or avoid the Initial Closing, the Demerger Closing or the Call Option Closing, or to rescind or terminate this Agreement.
15.	COVENANTS
15.1	Each of the Parties hereto shall provide such information, perform such further acts and execute such additional documents as may be required to effectuate this Agreement, as relevant, and all other transactions contemplated by this Agreement, and shall be deemed to have waived all statutory and contractual rights of pre-emption of any kind for such purpose.
15.2	The Sellers and Yandex agree to use their respective rights and powers to procure that MLU and SDG consent to the transfer of the relevant MLU Sale Shares, SDG Sale Shares and MLU Option Shares to Yandex and that such transfers are properly reflected in their respective books and records.
15.3	Yandex and Uber agree to exercise their respective rights and powers to procure that their representatives to the board of directors of MLU and the board of directors of SDG vote in favour of any resolution required to approve or give effect to any matter contemplated by this Agreement.
15.4	Yandex covenants that it shall obtain all requisite shareholder and other consents and approvals required to consummate the Call Option Closing prior to delivering the Call Option Notice.
16.	WITHHOLDINGS AND DEDUCTIONS

All payments to be made under this Agreement and the Trademark License shall be made without any set-off, counterclaim, deduction or withholding regardless of any requirements of Applicable Law or otherwise; provided, that, in the event that a change in Applicable Law that is first introduced after the date hereof requires deduction or withholding of Tax on amounts paid by Yandex pursuant to this Agreement or the Trademark License, Yandex will be permitted to make such deduction and withholding that results solely from that change in Applicable Law if, prior to making any such deduction or withholding Yandex provides Uber or its Affiliates notice of its intention to make such deduction or withholding (which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding), at least three (3) Business Days before such deduction or withholding is required, in order for Uber or its Affiliates to obtain reduction of, or relief from, such deduction or withholding to the extent allowed under Applicable Law and Yandex shall use all reasonable endeavors to cooperate with Uber or its Affiliates to minimize any such Taxes. For the avoidance of doubt, if Yandex assigns or licenses its rights pursuant to this Agreement or the Trademark License, and such assignment or license results in greater withholding or deduction on payments made to Uber or its Affiliates pursuant to this

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Agreement or the Trademark License than the withholding or deduction that would have resulted without such assignment or license, such withholding or deduction will not be treated as having arisen “solely” from a change in Applicable Law for purposes of this paragraph. Any stamp duty or other transfer Tax payable in connection with the Initial Closing, the Demerger Shares Closing, the Call Option Closing, the Demerger or the other transactions contemplated by this Agreement shall be borne by Yandex.

17.	TAX INFORMATION RIGHTS
17.1	If Uber or any of its Affiliates determines that it is subject to U.S. information and reporting requirements that require the disclosure of information about Yandex, any Affiliate of Yandex (including MLU, SDG and the Demerged Entities) or the transactions of Yandex or any of its Affiliates, in each case that relate to the period prior to or following the Initial Closing and that are not readily available to Uber, Yandex agrees to provide such information to Uber at its expense as may be reasonably necessary to allow Uber or such Affiliate to fulfil its U.S. tax filing and reporting obligations (including without limitation, any Specified U.S. Tax Reporting Information). Yandex will use reasonable endeavors to comply with all record-keeping, reporting, and other reasonable requests that are made by Uber and are reasonably necessary for Uber and its Affiliates to comply with any applicable U.S. tax law or to allow Uber or any Affiliate of Uber to comply with the applicable provisions of U.S. tax law with respect to the direct or indirect ownership of Yandex; provided, that Uber shall bear the reasonable and documented out-of-pocket third-party expenses of Yandex incurred in connection with the preparation of such request(s) (provided, however, that Yandex will notify Uber before incurring any such costs). To the extent that such information includes Yandex Competitively Sensitive Information, it shall be provided to Uber in compliance with a competition law protocol to be implemented by the parties. Uber’s rights under this Clause 17.1 shall not terminate prior to the completion of all applicable tax filings by Uber and its Affiliates with respect to the taxable year including the Call Option Closing.
17.2	Yandex shall use all reasonable commercial endeavours to procure that an analysis of the material tax consequences of the Demerger in each of Israel, Armenia, Belarus and Kazakhstan, prepared by appropriate outside Tax counsel and/or a member of the “Big Four” (or, where appropriate, a reputable national firm), in form and substance reasonably acceptable to Uber, be provided to Uber prior to the Demerger Shares Closing.
18.	ANNOUNCEMENTS AND CONFIDENTIALITY

Announcements

18.1	No Party shall (and each Party shall procure than none of its Affiliates or subsidiary undertakings or parent undertakings shall):
(a)	make or send; or
(b)	permit another person to make or send on its behalf,

a public announcement or circular regarding the existence or the subject matter of this Agreement, unless it has first obtained each other Party’s written permission (that permission not to be unreasonably withheld or delayed).

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Permitted Announcements

18.2	Clause 18.1 does not apply to an announcement or circular:
(a)	which is required by Applicable Law, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body, including without limitation the SEC; or
(b)	which is required by a rule of a stock exchange or listing authority on which the shares or other securities of a member of the disclosing person’s group are listed or traded.

Consultation

18.3	Subject to Clause 18.7, a Party that is required to make or send an announcement or circular in the circumstances contemplated by Clauses 18.2(a) and 18.2(b), must, before making or sending the announcement or circular, consult with each other Party and take into account each other Party’s views as to the timing, content and manner of making the announcement or circular to the extent it is permitted to do so by Applicable Law and to the extent it is reasonably practicable to do so.

Confidentiality

18.4	Save as provided in Clause 18.5, no Party shall, without the consent of the other Parties, disclose to any third party, any Confidential Information.

Permitted disclosures

18.5	Subject further to Clauses 18.6 and 18.7, Clause 18.4 does not apply to a disclosure of Confidential Information in the following circumstances:
(a)	the disclosure is required by Applicable Law or required or requested by a Governmental Authority;
(b)	the disclosure is required by a rule of a stock exchange or listing authority on which the shares or other securities of a Party or its Affiliates are listed or traded;
(c)	the disclosure is made to a Party’s Affiliate, parent undertaking or subsidiary undertakings or a subsidiary undertaking of such parent undertaking, or its or their directors, officers or senior employees to the extent reasonably required, in which case the disclosing person is responsible for ensuring that the relevant recipient(s) complies with the terms of Clause 18.4 as if it were a party to this Agreement;
(d)	to the extent that the relevant Confidential Information is in the public domain other than by breach of this Agreement by any Party;
(e)	the Confidential Information is disclosed to such Party by a third party who is not in breach of any undertaking or duty as to confidentiality whether express or implied;

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(f)	the disclosure is required for the purpose of legal proceedings arising out of this Agreement or the disclosure is required to be made to a Tax Authority in connection with the Tax affairs of a disclosing Party or any of its Affiliates; or
(g)	the disclosure is made to a professional adviser or agent of the disclosing person, in which case the disclosing person shall inform the professional adviser or agent of, and direct the professional adviser or agent to comply with, the terms of Clause 18.4 as if it were a party to this Agreement.
18.6	Subject to Clause 18.7, before a Party makes a disclosure in the circumstances contemplated by Clause 18.5(a) or 18.5(b) it shall, to the extent it is permitted to do so by Applicable Law and to the extent it is reasonably practicable to do so, notify each other Party of such disclosure and consult with each other Party and take into account each other Party’s requirements as to the timing, content and manner of making the disclosure (except for disclosure for legal or regulatory reasons where the disclosure is made to a regulatory body only in the ordinary course of its supervisory function).
18.7	If either Uber or Yandex receives a communication from a Governmental Authority which could reasonably be expected to have a material effect on any of the transactions contemplated herein, that Party (the “Receiving Party”) shall promptly notify the other Party and share details (including where practical a copy) of that communication. The Parties shall take reasonable steps to consult with each other at all times in relation to the communications and any proposed response or proposed reaction to it including as to the timing, content and manner of any response, prior to making such proposed response or reaction. In particular, each Party shall (a) permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed response, submission, filing or other document before making or submitting any of the foregoing to any Governmental Authority by or on behalf of any Party in connection with this Agreement or the transactions contemplated hereby, (b) provide to the other such information and assistance as the other may reasonably request as soon as is reasonably practicable; (c) coordinate with the other Party in preparing and exchanging such information, (d) promptly provide the other Party with such information, including copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with, and any documents received from, any Governmental Authority in connection with this Agreement or the transactions contemplated hereby, and (e) except to the extent prohibited by the relevant Governmental Authority or with the prior written consent of the other Party, permit representatives of each Party to participate in meetings and telephone conferences with any Governmental Authority relating to the transactions; provided that, with respect to any such filing, presentation, submission or other information that contains information that a Party reasonably deems it to be sensitive for its business, such Party may designate relevant portions as “Outside Counsel Only,” in which case review of those designated portions shall be limited to the outside counsel and economic consultants representing the other Party, and such other Party agrees to abide by such arrangement.
18.8	The information sharing provisions in Clause 18.7 shall apply to all communications between the relevant Governmental Authority and the Receiving Party until the matter in question is finally resolved. Clause 18.7 shall only bind a Party to the extent consistent with Applicable Law.
19.	MISCELLANEOUS

Warranties

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

19.1	The warranties and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Initial Closing.

Joint and Several

19.2	The obligations of the Sellers under this Agreement shall be joint and several.

Notices

19.3	Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile or email, or five (5) Business Days after being deposited in certified or registered mail with postage prepaid, if such notice is addressed to the Party to be notified at such Party’s address or facsimile number as set forth below, or as subsequently modified by written notice,

If to Yandex:

Yandex N.V.

Schiphol Boulevard 165

Schiphol 1118 BG

Netherlands

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Head of Legal

Yandex LLC

16 Leo Tolskoy str.

Moscow 119021 Russia

Email: [***]

Morgan Lewis & Bockius UK LLP

Condor House

5-10 St. Paul’s Churchyard

London EC4M 8AL

Attention: [***]

Facsimile Number: [***]

Email: [***]

If to Uber or the Sellers:

Uber Technologies, Inc.

1515 3rd St.

San Francisco, CA 94158

United States of America
Attention: [***]

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Email: [***]

with copies (which shall not constitute notice) to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111

United States of America

Attention: [***]

Facsimile Number: [***]

Email: [***]

Assignment

19.4	No Party may at any time assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it (including holding an interest on trust for another), nor purport to do so, nor sub-contract any or all of its obligations under this Agreement without having obtained the prior written consent of each other Party. Any purported dealing in contravention of this Clause 19.4 shall be void.

Third party rights

19.5	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party to this Agreement, with the exception of the rights of: (i) Affiliates of Yandex to enforce Clauses 11.3 and 11.4; and (ii) Affiliates of Uber to enforce Clauses 12.2 and 12.3; (a “Third Party”). The rights of a Third Party shall be subject to the provisions of Clause 20.

Entire agreement

19.6	Each of the Parties confirms that this Agreement and any documents referred to in it (including those in agreed form) represent the entire understanding, and constitute the whole agreement, in relation to their subject matter and supersede any previous agreement between the Parties with respect thereto (including, for the avoidance of doubt any prior summary of terms) and, without prejudice to the generality of the foregoing, exclude any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.
19.7	Each Party confirms that:
(a)	in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement or the agreed form documents or any document referred to in it; and
(b)	in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement or the agreed form documents or any document

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

referred to in it are those pursuant to this Agreement or agreed form document or document referred to in any of them, and for the avoidance of doubt and without limitation, no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in this Agreement).

Unenforceable provisions

19.8	If any provision or part of this Agreement is void or unenforceable due to any Applicable Law, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect. If any invalid, unenforceable or illegal provision of this Agreement would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with the minimum deletion necessary to make it valid, legal and enforceable.

Further assurance

19.9	At any time after the date of this Agreement the Parties shall, and shall use all reasonable endeavours complete the transactions contemplated by this Agreement and to procure that any necessary third party shall, at the cost of the relevant Party, execute and deliver such documents and do such acts and things as that Party may reasonably require for the purpose of giving to that Party the full benefit of all the provisions of this Agreement.

Waiver

19.10	The rights and remedies of the Parties shall not be affected by any failure to exercise or delay in exercising any right or remedy or by the giving of any indulgence by any other Party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the Parties. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

Variation

19.11	No variation of this Agreement (or any of the documents referred to in it) shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression “variation” includes any variation, supplement, deletion or replacement however effected.

Counterparts

19.12	This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts together constitute one instrument. Delivery of a counterpart of this Agreement by email attachment shall be an effective mode of delivery. In relation to each counterpart, upon confirmation by or on behalf of a Party that such Party authorises the attachment of its counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect, together with such final text, as a complete authoritative counterpart.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

No partnership

19.13	Nothing in this Agreement or in any document referred to in it shall constitute any of the Parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on any Party any power to bind or impose any obligations to any third parties on any other Party or to pledge the credit of any other Party.

Costs

19.14	None of Uber, the Sellers or MLU shall be responsible for any liabilities, costs or expenses (a) of the Demerger (including any transfer taxes) or (b) arising out of the failure of the Demerger Closing to occur. Each Party shall however bear its own costs, and the costs of its advisers, incurred in connection with the preparation, negotiation, entry into and performance of this Agreement and the documents to be entered into pursuant to it. For the avoidance of doubt, except as otherwise set forth in this Agreement (including Clause 12.4), each Party shall also be responsible for the payment of any corporate income tax or capital gains tax which arises for its own account as a result of, or in connection with, the transactions contemplated hereby, including the Demerger.

Language

19.15	This Agreement was negotiated in English and, to be valid, all certificates, notices, communications and other documents made in connection with it shall be in English. If all or any part of this Agreement or any such certificate, notice, communication or other document is for any reason translated into any language other than English the English text shall prevail. Each of the Parties understands English and is content for all communications relating to this Agreement to be served on it in English.

Remedies cumulative

19.16	The rights and remedies provided by this Agreement (including without limitation the payment of liquidated damages under clauses 8.2(c) or 8.3(b) and the Misallocated Assets Remedy) are cumulative and the use of any one right or remedy by any Party shall not preclude or waive its right to use any or all other remedies available hereunder or otherwise in law or equity.

Default interest

19.17	If a Party fails to pay in full any amount which is payable hereunder on the due date for such payment, interest shall accrue on that amount for the period beginning on the due date for payment and ending on the date of actual payment in full of such amount (both before and after judgment)

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

at the annual rate of six (6) per cent. Interest shall be calculated on the basis of a year of three hundred sixty-five (365) days and shall accrue from day to day, compounding quarterly.
20.	GOVERNING LAW AND DISPUTE RESOLUTION

Governing law

20.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by English law.

Dispute resolution

20.2	The Parties agree that any claim, dispute, difference or controversy of whatever nature arising under, out of, relating to or in connection with this Agreement (including a claim, dispute, difference or controversy regarding its existence, termination, validity, interpretation, performance, breach, the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Agreement) (a “Dispute”), shall be referred to and finally settled by arbitration in accordance with the LCIA Arbitration Rules (the “Rules”) as at present in force and as modified by this Clause 20.2, which Rules shall be deemed incorporated into this Clause and capitalised terms used in this Clause which are not otherwise defined in this Agreement have the meaning given to them in the Rules. This Clause 20.2 and any non-contractual provisions arising out of or in connection with this Clause 2.2 are governed by English law.
(a)	The number of arbitrators shall be three (3), one (1) of whom shall be nominated by the Claimant(s), one by the Respondent(s) and the third (3rd) of whom, who shall act as presiding arbitrator, shall be nominated by the two (2) party-nominated arbitrators, provided that if the third arbitrator has not been nominated within thirty-five (35) days of the nomination of the second party-nominated arbitrator such third (3rd) arbitrator shall be appointed by the LCIA Court. Notwithstanding the provisions of this Clause 20.2(a), the LCIA Court may order expedited formation of the Arbitral Tribunal pursuant to Article 9A of the Rules and for that purpose the LCIA Court may elect and appoint the presiding arbitrator at any time. Notwithstanding any provision to the contrary in the Rules, the Parties may nominate and the LCIA Court may appoint arbitrators (including the presiding arbitrator) from among the nationals of any country, whether or not a Party is a national of that country.
(b)	The seat or legal place of arbitration shall be London, England, and the language used in the arbitral proceedings shall be English. All documents submitted in connection with the arbitral proceedings shall be in the English language or, if in another language, accompanied by an English translation. Sections 45 and 69 of the Arbitration Act 1996 shall not apply.
(c)	No Party shall be required to give general discovery of documents but may be required only to produce specific, identified documents or classes of documents which are relevant to the Dispute and material to its outcome.
(d)	Each Party agrees that the arbitration agreement set out in this Clause 20.2 and the arbitration agreement contained in each Related Agreement shall together be deemed to be a single arbitration agreement.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(e)	Each Party consents to being joined to any arbitration commenced under this Agreement or a Related Agreement on the application of any other Party if the Arbitral Tribunal so allows, and subject to and in accordance with the Rules. Before the constitution of the Arbitral Tribunal, any party to an arbitration commenced pursuant to this Clause 20.2 may effect joinder by serving notice on any party to this Agreement or any Related Agreement whom it seeks to join to the arbitration proceedings, provided that such notice is also sent to all other parties to the Dispute and the LCIA Court within twenty-eight (28) days of service of the Request for Arbitration. The joined party will become a claimant or respondent party (as appropriate) to the arbitration proceedings and participate in the arbitrator appointment process in Clause 20.2(a).
(f)	An Arbitral Tribunal constituted under this Agreement may, unless consolidation would prejudice the rights of any party, consolidate an arbitration hereunder with an arbitration under a Related Agreement if the arbitration proceedings raise common questions of law or fact, and subject to and in accordance with the Rules. For the avoidance of doubt, this Clause 20.2(f) is an agreement in writing by all Parties to any arbitrations to be consolidated for the purposes of Article 22.1(ix) of the Rules. If an Arbitral Tribunal has been constituted in more than one of the arbitrations in respect of which consolidation is sought pursuant to this Clause 20.2(f), the Arbitral Tribunal which shall have the power to order consolidation shall be the Arbitral Tribunal appointed in the arbitration with the earlier Commencement Date under Article 1.4 of the Rules (i.e. the first-filed arbitration). Notice of the consolidation order must be given to any arbitrators already appointed in relation to any of the arbitration(s) which are to be consolidated under the consolidation order, all parties to those arbitration(s) and the LCIA Registrar. Any appointment of an arbitrator in the other arbitrations before the date of the consolidation order will terminate immediately and the arbitrator will be deemed to be discharged. This termination is without prejudice to the validity of any act done or order made by that arbitrator or by any court in support of that arbitration before that arbitrator’s appointment is terminated; his or her entitlement to be paid proper fees and disbursements; and the date when any claim or defence was raised for the purpose of applying any limitation bar or any similar rule or provision. If this Clause operates to exclude a Party’s right to choose its own arbitrator, each Party irrevocably and unconditionally waives any right to do so.
(g)	To the extent permitted by law, each Party waives any objection, on the basis that a Dispute has been resolved in a manner contemplated by Clause 20.2(e) to 20.2(f), to the validity and/or enforcement of any arbitral award.
(h)	Each Party agrees that any arbitration under this Clause 20.2 shall be confidential to the Parties and the arbitrators and that each Party shall therefore keep confidential, without limitation, the fact that the arbitration has taken place or is taking place, all non-public documents produced by any other Party for the purposes of the arbitration, all awards in the arbitration and all other non-public information provided to it in relation to the arbitral proceedings, including hearings, save to the extent that disclosure may be requested by a regulatory authority, or required of it by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.
(i)	The law of this arbitration agreement, including its validity and scope, shall be English law.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(j)	This agreement to arbitrate shall be binding upon the Parties, their successors and permitted assigns.
21.	PROCESS AGENT
21.1	Uber irrevocably consents to the process by which any proceedings are commenced in the English courts in support of, or in connection with, an arbitration commenced pursuant to Clause 20.2 (Dispute Resolution) being served on it by being delivered to Uber London Limited, First Floor, Aldgate Tower, 2 Leman Street, Whitechapel, London E1 8FA, England. If such person is not or ceases to be effectively appointed to accept service of process on behalf of Uber, Uber shall immediately appoint a further person in England to accept service of process on its behalf.
21.2	Yandex irrevocably appoints Law Debenture Corporate Services Limited as their agent under this Agreement for service of process and agrees that the process by which any proceedings are commenced in the English courts in support of, or in connection with, an arbitration commenced pursuant to Clause 20.2 may be served on it by being delivered to 8th Floor 100 Bishopsgate, London, United Kingdom, EC2N 4AG. If such person is not or ceases to be effectively appointed to accept service of process on behalf of Yandex, then Yandex shall immediately appoint a further person in England to accept service of process on its behalf.
21.3	Each of the Parties agree that failure by a process agent to notify it of any process will not invalidate the relevant proceedings or render service of those proceedings ineffective.
21.4	Nothing in this Clause 21 shall affect the right of any Party to serve process in any other manner permitted by Applicable Law.

THIS AGREEMENT has been duly EXECUTED by the Parties (or their duly authorised representatives) as of the date first above written.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXECUTION PAGES

UBER Technologies, Inc.
By: /s/ Madhu Kannan
Name: Madhu Kannan
Title: Senior Director, Corporate Development & Capital Markets

Uber NL Holdings 1 B.V.
By: /s/ Seb Dupont
Name: Seb Dupont
Title: Director

Uber NL Holdings 2 B.V.
By: /s/ Emma Vaz
Name: Emma Vaz
Title: CBO EMEA

YANDEX N.V.
By: /s/ Alfred Alexander de Cuba
Name: Alfred Alexander de Cuba
Title: Proxy Holder

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Schedule 1

DEMERGER STEP PLAN

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Schedule 2

CALL OPTION NOTICE

[On the headed notepaper of Yandex]

For the attention of:

Dear Sir or Madam,

Call Option Notice

We refer to the Framework Agreement dated [●] 2021 and made between (1) Yandex, (2) Uber and (3) the Sellers (the “Framework Agreement”). Terms used in this notice shall, unless otherwise indicated, bear the same meanings as are given to them in the Framework Agreement.

In accordance with the Framework Agreement, we hereby give irrevocable and unconditional notice of the exercise of the Call Option, pursuant to which we require the Sellers to sell to us all of the MLU Option Shares in accordance with the terms of the Framework Agreement, and confirm that all of the warranties provided in Clauses 12.1(a), (b), (c) and (d) are true and correct as of the date of this notice.

This notice shall constitute the Call Option Notice.

This Call Option Notice and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) (“Dispute”) shall be governed by and construed in accordance with English law.

The provisions of clause 20 (Governing Law and Dispute Resolution) of the Framework Agreement shall apply to this Call Option Notice as if set out in full herein, save that any references in that clause to “this Agreement” shall be deemed to refer to this Call Option Notice.

Yours faithfully,

………………………………………

[●]

For and on behalf of Yandex N.V.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Schedule 3

NEW CLAUSE 23.4 OF DEED OF SHA AMENDMENT

23.4 If Uber delivers a Qualified IPO Notice after the Call Option Termination Date in accordance with Clauses 23.1.3 and 23.3, Yandex shall be entitled to exercise its right to defer such Qualified IPO on no more than [***] occasion for a period of up to [***] months following the date on which Uber first delivers a Qualified IPO Notice (such date, as so deferred, the “IPO Deferral Date”) by giving a notice in writing to Uber within [***] Business Days of receipt of such Qualified IPO Notice exercising its right to defer such Qualified IPO. If Yandex has exercised the deferral rights in accordance with the foregoing and a Qualified IPO has not been consummated within [***] months following the IPO Deferred Date, then Clause 20 (Right of First Refusal) shall not apply to any Transfer by Uber to a Third Party Purchaser following the last date on which the IPO should have been consummated in accordance with this sentence and Clauses 23.5 to 23.8 (inclusive) shall instead apply; provided, however, that in the case of a proposed Transfer by Uber to Alphabet or Bolt, Clause 20 (Right of First Refusal) (but not Clauses 23.5 to 23.8) shall continue to apply.  If Yandex does not notify Uber of such deferral within [***] Business Days of receipt of a Qualified IPO Notice, it shall forfeit the right to any deferral under this Clause 23.4 in the future.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Schedule 4

PRO FORMA BALANCE SHEETS

(1)	(2)	(3)
ASSETS	Balance sheet of MLU immediately prior to the Effective Time, RUB mln	Balance sheet of MLU immediately after to the Effective Time, RUB mln
Cash and cash equivalents
Term deposits, current
Accounts receivable, net
Accounts receivable and prepaid expenses from related parties
Prepaid expenses
Funds receivable
VAT reclaimable
Inventory
Other current assets
Total current assets
Property and equipment, net
Intangible assets, net
Goodwill
Deferred tax assets
Operating lease right-of-use assets
Other non-current assets
Total assets
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities
Income and non-income taxes payable
Operating lease liabilities, current
Accounts payable to related parties
Deferred revenue

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Total current liabilities
Deferred tax liabilities
Operating lease liabilities, non-current
Other accrued liabilities
Total non-current liabilities
Ordinary shares
Additional paid-in capital
Accumulated other comprehensive income
Accumulated deficit
Total shareholders’ equity
Total liabilities and shareholders' equity

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Schedule 5

POST DEMERGER WORKING CAPITAL CONFIRMATION
1.INTERPRETATION
1.1In this Agreement the following words and expressions have the following meanings:
“Accounting Policies”	means the accounting policies to be used in preparation of the Post Demerger Balance Sheet listed in Paragraph 3 of this Schedule 5;
“Current Assets”

means any reclaimable value added taxes, funds receivable, accounts receivable (net of bad debtor provision), inventory and prepaid expenses, and other current assets, determined (i) firstly, in accordance with the Accounting Policies and (ii) then otherwise in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the audited MLU financial statements for the financial year ended 31 December 2020 as if such accounts were being prepared and audited as of a fiscal year end; provided that, for the avoidance of doubt, “Current Assets” shall exclude any cash, cash equivalents or term deposits (including any Target Cash);

“Current Liabilities”

means accounts payable, accrued liabilities, Taxes payable, deferred revenue, net current amounts due to lessors (i.e., right-of-use asset minus lease liability, including the non-current portion of any capital, synthetic or other lease liabilities) and other current liabilities, but excluding liabilities reflected as part of Indebtedness, determined (i) firstly, in accordance with the Accounting Policies and (ii) then otherwise in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the audited MLU financial statements for the financial year ended 31 December 2020 as if such accounts were being prepared and audited as of a fiscal year end;

“Disputed Amounts”	has the meaning given in Paragraph 2.1(c) of this Schedule 5;
“Independent Accountant”	has the meaning given in Paragraph 2.1(c) of this Schedule 5;
“Post Demerger Working Capital”

means (a) the Current Assets of MLU and its Subsidiaries (on a consolidated basis), less (b) the Current Liabilities of MLU and its Subsidiaries (on a consolidated basis), in each case as determined as of immediately after the Effective Time, as agreed or determined in accordance with Paragraphs 2.1(b) or (e) of this Schedule 5 respectively;

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Statement of Objections”	has the meaning given in Paragraph 2.1(b) of this Schedule 5;
“Target Working Capital”	means [***]; and
“Undisputed Amounts”	has the meaning given in Paragraph 2.1(c) of this Schedule 5.
2.WORKING CAPITAL CONFIRMATION
2.1Examination and Review.
(a)	Examination. After receipt of the Post Demerger Balance Sheet, Uber shall have [***] days (the “Review Period”) to review the Post Demerger Balance Sheet. During the Review Period, Uber and Uber’s accountants shall have full access to the books and records of MLU, the personnel of, and work papers prepared by, MLU and/or MLU’s accountants and auditors to the extent that they relate to the Post Demerger Balance Sheet as Uber may reasonably request for the purpose of reviewing the same and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of MLU.
(b)	Objection. On or prior to the last day of the Review Period, Uber may object to the Post Demerger Balance Sheet by delivering to Yandex a written statement setting forth Uber’s objections in reasonable detail, indicating each disputed item or amount and the basis for Uber’s disagreement therewith (the “Statement of Objections”). If Uber fails to deliver the Statement of Objections before the expiration of the Review Period, the Post Demerger Balance Sheet shall be deemed to have been accepted by Uber. If Uber delivers the Statement of Objections before the expiration of the Review Period, Uber and Yandex shall negotiate in good faith to resolve such objections within [***] days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post Demerger Balance Sheet and the resulting Post Demerger Working Capital with such changes as may have been previously agreed in writing by Uber and Yandex, shall be final and binding.
(c)	Resolution of Disputes. If Uber and Yandex fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial internationally recognized firm of independent certified public accountants jointly appointed by Uber and Yandex other than Uber’s accountants or Yandex’s accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post Demerger Balance Sheet. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Post Demerger Balance Sheet and the Statement of Objections, respectively.
(d)	Fees of the Independent Accountants. The fees and expenses of the Independent Accountant shall be paid by Uber, on the one hand, and by Yandex, on the other hand,

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

based upon the percentage that the amount actually contested but not awarded to Uber or Yandex, respectively, bears to the aggregate amount actually contested by Uber and Yandex.
(e)	Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within [***] days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Post Demerger Balance Sheet and resulting Post Demerger Working Capital shall be conclusive and binding upon the parties hereto.
3.ACCOUNTING POLICIES
3.1	The Post Demerger Balance Sheet and the Post Demerger Working Capital Statement shall be prepared based on the balances as of the nearest month end in which the Demerger Closing occurred and then adjusted for non-standard transactions or transactions outside the normal course of business between the Effective Time and the nearest reporting date and other relevant items to depict the financial position of MLU as of the Effective Time. Balances as of the nearest reporting date are either reviewed (in case of interim reporting date) or audited (in case of year end date) by MLU's auditor within the deadlines set out in the MLU SHA.
3.2	The Post Demerger Balance sheet shall be prepared (i) firstly, in accordance with the Accounting Policies and (ii) then otherwise in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the audited MLU financial statements for the financial year ended 31 December 2020 as if such accounts were being prepared and audited as of a fiscal year end.